Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PANACEA ACQUISITION CORP.,

PANACEA MERGER SUBSIDIARY CORP,

and

NUVATION BIO INC.

dated as of

October 20, 2020

4.16	Licenses and Permits	37
4.17	Compliance with Laws	37
4.18	Intellectual Property	38
4.19	Employees	40
4.20	Withholding	41
4.21	Employee Benefits and Compensation	42
4.22	Real Property	43
4.23	Tax Matters	44
4.24	Environmental Laws	45
4.25	Finders’ Fees	45
4.26	Preclinical Development and Clinical Trials	46
4.27	Regulatory Filings and Data Integrity	46
4.28	FDA Approvals	47
4.29	Healthcare Laws	47
4.30	Board Approval; Vote Required	47
4.31	Information Supplied	48
4.32	No Other Representations	48

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

5.1	Corporate Existence and Power	49
5.2	Authorization	49
5.3	Governmental Authorization	49
5.4	Non-Contravention	50
5.5	Finders’ Fees	50
5.6	Capitalization	50
5.7	Information Supplied	51
5.8	Trust Fund	52
5.9	Listing	52
5.10	Board Approval	53
5.11	Purchaser SEC Documents and Financial Statements	53
5.12	Compliance with Laws	54
5.13	OFAC	54
5.14	Litigation	55
5.15	Absence of Certain Changes	55
5.16	Employees and Employee Benefit Plans	55
5.17	Properties	55
5.18	Contracts	56
5.19	No Undisclosed Liabilities	56
5.20	Affiliate Transactions	56
5.21	Forward Purchase Agreement	57
5.22	Tax Matters	57
5.23	PIPE Investment	58
5.24	Independent Investigation	59

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1	Conduct of the Business	59
6.2	Annual and Interim Financial Statements	65
6.3	Trust Account	65
6.4	Purchaser Public Filings	65
6.5	Form 8-K; Press Releases	65
6.6	Section 16 of the Exchange Act	65
6.7	No Solicitation	66
6.8	Tax Matters	66
6.9	Regulatory Compliance	67
6.10	Employment Agreements	68
6.11	Registration Rights Agreement.	68

Article VII
COVENANTS OF THE COMPANY AND THE PURCHASER

7.1	Access to Information	69
7.2	Notices of Certain Events	69
7.3	Company IP Maintenance Filings and Payments	70

Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1	Registration Statement	71
8.2	Purchaser Stockholder Meeting; Board Recommendation	73
8.3	Further Assurances	73
8.4	Company Stockholder Approval	73
8.5	Compliance with SPAC Agreements	75
8.6	Confidentiality	75
8.7	Indemnification; Insurance	75
8.8	PIPE Investment	76
8.9	Additional Purchase Right	76
8.10	Equity Incentive Plan	77
8.11	Continuing Employees.	77
8.12	Post-Closing Directors	78

Article IX
CONDITIONS TO CLOSING

9.1	Condition to the Obligations of the Parties	78
9.2	Conditions to Obligations of the Purchaser	79
9.3	Conditions to Obligations of the Company	80

Article X
TERMINATION

10.1	Termination Without Default	81
10.2	Termination Upon Default	82
10.3	Termination for Triggering Event	83
10.4	Effect of Termination	83

Article XI
MISCELLANEOUS

11.1	Notices	83
11.2	Amendments; No Waivers; Remedies.	84
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	84
11.4	Publicity	85
11.5	Expenses	85
11.6	No Assignment or Delegation	85
11.7	Governing Law	85
11.8	Counterparts; Signatures	85
11.9	Entire Agreement	85
11.10	Severability	86
11.11	Construction of Certain Terms and References; Captions	86
11.12	Third Party Beneficiaries	87
11.13	Waiver	87
11.14	Non-Recourse	87
11.15	Jurisdiction; Waiver of Trial by Jury	88
11.16	Specific Performance	88
11.17	Acknowledgement; Waiver of Conflicts; Retention of Privilege	88
11.18	No Survival	90

EXHIBITS

Exhibit A	–	Form of the Purchaser Charter
Exhibit B	–	Form of the Purchaser Bylaws
Exhibit C	–	Form of Stockholder Support Agreement
Exhibit D	–	Form of Sponsor Support Agreement
Exhibit E	–	Form of Sponsor and Founder Lock-up Agreement
Exhibit F	–	Form of FPA Lock-up Agreement
Exhibit G	–	Form of Stockholder Lock-Up Agreement
Exhibit H	–	Form of Certificate of Merger
Exhibit I	–	Form of New Company Certificate of Incorporation
Exhibit J	–	Share Exchange Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 20, 2020, by and among Panacea Acquisition Corp., a Delaware corporation (the “Purchaser”), Panacea Merger Subsidiary Corp, a Delaware corporation and direct, wholly owned subsidiary of the Purchaser (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Company and its Subsidiaries (the “Company Group”) are in the business of researching, discovering, developing (including non-clinical and clinical development activities and all regulatory-related activities related thereto) and manufacturing pharmaceutical products (the “Business”);

B. The Purchaser is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one (1) or more businesses or entities;

C. On the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

D. The boards of directors of the Company, the Purchaser and Merger Sub, have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein;

E The boards of directors of each of the Company, the Purchaser and Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Transactions, including the Merger;

F. Prior to the Effective Time and the closing of the PIPE Investment, the Purchaser shall (i) subject to obtaining the approval of the Purchaser Stockholder Matters, amend and restate the certificate of incorporation of the Purchaser to be substantially in the form of Exhibit A attached hereto (the “Purchaser Charter”) and (ii) amend and restate the bylaws of the Purchaser to be substantially in the form of Exhibit B attached hereto (the “Purchaser Bylaws”);

G. Within twenty-four (24) hours of the execution and delivery of this Agreement, stockholders of the Company (each, a “Stockholder” and, collectively, the “Stockholders”) sufficient to approve the adoption of this Agreement, the Merger and the other Transactions shall enter into one (1) or more Support Agreements substantially in the form of Exhibit C attached hereto (each, a “Stockholder Support Agreement”) which will provide that as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to Stockholders, such Stockholders will approve and adopt this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) and agree to be bound by all of the terms of this Agreement through a written consent pursuant to Section 228 of the DGCL;

H. Concurrently with the execution and delivery of this Agreement, EcoR1 Panacea Holdings, LLC (“Sponsor”), PA Co-Investment LLC, the Company and the Purchaser, have entered into one (1) or more support agreements substantially in the form of Exhibit D attached hereto (each, a “Sponsor Support Agreement”);

I. Concurrently with the execution and delivery of this Agreement, the Company has entered into a lock-up agreement with each of the Sponsor and PA Co-Investment LLC substantially in the form of Exhibit E attached hereto (each, a “Sponsor and Founder Lock-Up Agreement”);

J. Concurrently with the execution and delivery of this Agreement, the Company has entered into a lock-up agreement with each of the purchasers under the Forward Purchase Agreement substantially in the form of Exhibit F attached hereto (each, a “FPA Lock-Up Agreement”);

K. Concurrently with the execution and delivery of this Agreement, the Company has entered into a lock-up agreement with each officer, director and owner of one percent (1%) or more of the outstanding equity of the Company (as of the date hereof), among other Stockholders,] substantially in the form of Exhibit G attached hereto (each, a “Stockholder Lock-Up Agreement”);

L. On or prior to the date hereof, the Purchaser has obtained commitments from certain investors for a private placement of shares of the Purchaser Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one (1) or more subscription agreements (each, a “Subscription Agreement”), such private placements to be consummated prior to the consummation of the Transactions; and

M. The Parties intend that (a) the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

The Parties accordingly agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “2019 Equity Incentive Plan” means the Company’s 2019 Equity Incentive Plan.

1.2 “Acquisition Proposal” means any agreement, offer, proposal or indication of interest (other than the Pre-Closing Recapitalization, this Agreement and the Transactions), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (a) any acquisition or purchase by any Person or Group, directly or indirectly, of ten percent (10%) or more securities of the Purchaser or any member of the Company Group, or any tender offer or exchange offer, (b) any merger, consolidation, business combination, share exchange or similar transaction involving ten percent (10%) or more of the securities of the Purchaser or any member of the Company Group, (c) any sale, acquisition, disposition, mortgage, pledge or other transfer (other than a license) of any of ten percent (10%) or more of the assets of the Purchaser or any member of the Company Group, (d) any strategic joint ventures, partnership, joint development, exclusive out-license or similar transaction or (e) any liquidation or dissolution of the Purchaser or any member of the Company Group, or any extraordinary dividend, whether of cash or other property, in each case of the foregoing clauses, in any single transaction or series of related transactions; provided, for the avoidance of doubt, that in no event shall (i) any equity issuance pursuant to Section 3.1(a)(v), (ii) any other bona fide financing by the Company (subject to the Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed), (iii) the sale or transfer of immaterial assets in the Ordinary Course of Business, or (iv) the issuance of Company Options or Company Common Stock upon the exercise of Company Options in the Ordinary Course of Business, be deemed an Acquisition Proposal.

1.3 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.4 “Additional Agreements” means the FPA Lock-Up Agreement, the Stockholder Lock-Up Agreements, the Subscription Agreements, the Registration Rights Agreement, the Stockholder Support Agreements, the Sponsor Support Agreement, the Indemnification Agreements, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

1.5 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Stockholders, which portfolio companies may otherwise be deemed to be under common Control with the Company).

1.6 “Agreement” has the meaning set forth in the Preamble.

1.7 “Aggregate Merger Consideration Shares” means the aggregate number of shares of the Purchaser Class A Common Stock and the Purchaser Class B Common Stock issued pursuant to Section 3.1(a)(i) and Section 3.1(a)(ii).

1.8 “Audited Financial Statements” has the meaning set forth in Section 4.10(a).

1.9 “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, instrumentality, department or authority, any court, tribunal, judicial authority, administrative hearing body, arbitrator, commission or other similar dispute-resolving panel or body, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.10 “Available Closing Purchaser Cash” means amount equal to (i) all amounts remaining in the Purchaser’s Trust Account (net of any redemptions of the Purchaser Common Stock (the “Redemptions”), any unpaid or contingent liabilities of the Purchaser (including transaction expenses incurred, accrued, paid or payable by the Purchaser’s Affiliates on the Purchaser’s behalf and any Deferred Underwriting Amount)), plus (ii) the aggregate amount of cash that has been funded to and remains with the Purchaser pursuant to the Forward Purchase Agreement, plus (iii) the aggregate amount of cash that has been funded to and remains with the Purchaser pursuant to the Subscription Agreements as of immediately prior to the Closing.

1.11 “Balance Sheet” has the meaning set forth in Section 4.10(a).

1.12 “Balance Sheet Date” has the meaning set forth in Section 4.10(a).

1.13 “Books and Records” means all books and records, ledgers, employee records, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.14 “Business” has the meaning set forth in the Recitals.

1.15 “Business Combination” has the meaning set forth in Section 5.10.

1.16 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Wilmington, Delaware, New York, New York and San Francisco, California, are authorized to close for business.

1.17 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

1.18 “Cash Closing Requirement” means an amount in cash equal to $500,000,000 million; provided that to the extent the Founder has not funded at least $20.0 million of the PIPE Investment Amount, then the Cash Closing Requirement shall be reduced dollar for dollar by the amount of such shortfall.

1.19 “Certificate of Merger” has the meaning set forth in Section 2.2.

1.20 “Certificates” has the meaning set forth in Section 3.2(b).

1.21 “Change of Recommendation” has the meaning set forth in Section 6.7.

1.22 “Closing” has the meaning set forth in Section 2.6.

1.23 “Closing Date” has the meaning set forth in Section 2.6.

1.24 “Closing Indebtedness” means, as of the close of business on the Closing Date (and treating any Indebtedness for borrowed money as then currently due and payable), the aggregate amount of all Indebtedness for borrowed money of the Company Group, on a consolidated basis, determined in accordance with GAAP.

1.25 “Closing Press Release” has the meaning set forth in Section 6.5(b).

1.26 “COBRA” means collectively, the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.

1.27 “Code” means the Internal Revenue Code of 1986, as amended.

1.28 “Company Advised Parties” has the meaning set forth in Section 11.17(b).

1.29 “Company Board” has the meaning set forth in Section 6.7.

1.30 “Company Capital Stock” means the Company Common Stock and the Company Series A Preferred Stock.

1.31 “Company Certificate” has the meaning set forth in Section 9.2(d).

1.32 “Company Charter Documents” has the meaning set forth in Section 4.6.

1.33 “Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company, which as of immediately after the Pre-Closing Recapitalization will have one (1) vote per share on all voting matters.

1.34  “Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company, which as of immediately after the Pre-Closing Recapitalization will have (a) ten (10) votes per share on any proposed change in control transaction, (b) one (1) vote per share on all other voting matters and (c) the right to appoint and remove three (3) directors to the Company Board plus at least fifty (50%) of any directors appointed beyond seven (seven) directors (as will be described in the Company Charter Documents following the Pre-Closing Recapitalization).

1.35 “Company Common Stock” has the meaning set forth in Section 4.5(a) which shall, for the avoidance of doubt, following the Pre-Closing Recapitalization include Company Class A Common Stock and Company Class B Common Stock.

1.36 “Company D&O Policy” has the meaning set forth in Section 8.7(a).

1.37 “Company Employees” means the current employees of the Company.

1.38 “Company” has the meaning set forth in the Preamble.

1.39 “Company Deal Communications” has the meaning set forth in Section 11.17(c).

1.40 “Company Group” has the meaning set forth in the Recitals.

1.41 “Company Group Product Candidates” means the Company’s pre-clinical and clinical product candidates, which are set forth on Schedule 1(a).

1.42 “Company IP” means all Intellectual Property Rights owned or purported to be owned, or licensed, by any member of Company Group, or used or held for use in the Business whether registered or unregistered or domestic or foreign.

1.43 “Company Option” has the meaning set forth in Section 3.1(a)(v).

1.44  “Company Plan” has the meaning set forth in Section 4.21(a).

1.45  “Company Series A Preferred Stock” has the meaning set forth in Section 4.5(a).

1.46 “Company Stockholder Approval” has the meaning set forth in the Recitals.

1.47 “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and EcoR1 Capital, LLC dated August 12, 2020.

1.48 “Continuing Employee” means each employee of the Company or any of its Subsidiaries who will continue to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof after the Closing Date.

1.49 “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company Group’s dominion or control.

1.50 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.51 “Converted Option” has the meaning set forth in Section 3.1(a)(v).

1.52 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

1.53 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Authority in each case in connection with or in response to COVID-19, including, the CARES Act.

1.54 “COVID-19 Response Measures” means any reasonable action, taken or omitted to be taken after the date of this Agreement that is reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures”, including the establishment of any policy, procedure or protocol; provided, that, unless such action is immaterial, nether the Company nor the Purchaser shall undertake any COVID-19 Response Measure after the date hereof unless the Company or the Purchaser, as applicable, has informed, in reasonable detail, the Purchaser or the Company, as applicable, of the necessity to take such action; provided, that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice.

1.55 “Data Protection Laws” means any applicable Laws governing the collection, retention, protection, security, use and other processing of Personal Information.

1.56 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement, which shall not exceed $5,031,250.

1.57 “DGCL” has the meaning set forth in the Recitals.

1.58 “Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to the Purchaser on the date of this Agreement.

1.59 “EDGAR” has the meaning set forth in Section 5.1.

1.60 “Effective Time” has the meaning set forth in Section 2.2.

1.61 “Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.62 “Equity Incentive Plan” has the meaning set forth in Section 8.10.

1.63 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.64 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.65 “Exchange Agent” has the meaning set forth in Section 3.2(a).

1.66 “Exchange Fund” has the meaning set forth in Section 3.2(a).

1.67 “Exchange Ratio” means the quotient obtained by dividing (x) the Target Share Amount, by (y) the number of Fully-Diluted Company Shares.

1.68 “Excluded Share” has the meaning set forth in Section 3.1(a)(iii).

1.69 “FDA” has the meaning set forth in Section 4.28.

1.70 “FDA Application Integrity Policy” has the meaning set forth in Section 4.28.

1.71 “FFCRA” means the Families First Coronavirus Response Act.

1.72 “Financial Statements” has the meaning set forth in Section 4.10(a).

1.73 “Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(b)(ii).

1.74 “Forward Purchase Agreement” means the Forward Purchase Agreement entered into by and among the Purchaser, EcoR1 Panacea Holdings, LLC and each of the purchasers listed on the signature pages thereto executed as of June 30, 2020.

1.75 “Founder” means David Hung, M.D.

1.76 “Founder Shares” means the Class B common stock, par value $0.0001 per share, of the Purchaser prior to amendment and restatement of the Purchaser Charter.

1.77 “Fraud” means actual common law fraud under the Laws of the State of Delaware in the making of a specific representation or warranty set forth in this Agreement.

1.78 “Fully-Diluted Company Shares” means an amount equal to the aggregate number of outstanding shares of Company Capital Stock plus the number of shares of Company Capital Stock issuable pursuant to the vested Company Options, calculated using the treasury method of accounting as of immediately prior to the Effective Time.

1.79 “Fully-Diluted Purchaser Common Stock” has the meaning set forth in Section 8.10.

1.80 “Fundamental Representations” means the representations and warranties contained in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a), (b), (c), (f), (g), and (h) (Capitalization) and Section 4.25 (Finders’ Fees).

1.81 “FPA Lock-Up Agreement” has the meaning set forth in the Recitals.

1.82 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.83 “Governmental Approval” has the meaning set forth in Section 4.3.

1.84 “Government Shutdown” means any shutdown of or material interruption to, prior to the Outside Closing Date, the Authorities providing, approving or reviewing the applicable consents, authorizations, orders and approvals of (or filings or registrations with) relating to the Transactions, in each case that relates to the ongoing COVID-19 pandemic.

1.85  “Group” means any two (2) more Persons acting as a group, and all Affiliates of such Person or Persons.

1.86 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.87 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.88 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.89  “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person and (f) any agreement to incur any of the same. For the avoidance of doubt, Indebtedness shall not include Taxes.

1.90 “Indemnification Agreements” has the meaning set forth in Section 8.7(f).

1.91 “Insured Parties” has the meaning set forth in Section 8.7(a).

1.92 “Intellectual Property Right” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (a) trademarks, service marks, names, corporate names, trade names, domain names, URLs, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (b) patents and patent applications, including any provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, and any invention disclosures (“Patents”), (c) copyrights, copyrightable materials, copyright registration, applications for copyright registration, and copyrightable subject matter (“Copyrights”), (d) rights in software programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulas, models and methodologies (“Trade Secrets”), (f) all rights in the foregoing and in other similar intangible assets and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

1.93 “Interim Period” has the meaning set forth in Section 6.1.

1.94  “IPO” means the initial public offering of the Purchaser pursuant to a prospectus dated July 2, 2020.

1.95 “IRS” means the U.S. Internal Revenue Service.

1.96 “Key Company Employee” has the meaning set forth in Section 11.11(g).

1.97 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, legislation, principle of common law, edict, decree, treaty, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

1.98 “Leases” means the leases set forth on Schedule 4.22 of the Disclosure Schedule, together with all fixtures and improvements erected on the premises leased thereby.

1.99 “Letter of Transmittal” has the meaning set forth in Section 3.2(b).

1.100 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.101 “Material Adverse Effect” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company Group: (i) any event, occurrence, violation, inaccuracy, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 4.4 but subject to disclosures in Schedule 4.4 of the Disclosure Schedule); (ii) any event, occurrence, circumstance, change or effect in the industries in which the Company Group operates or in the economy generally or other general business, economic, currency, financial or market conditions, except to the extent that the Company Group is adversely affected materially disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iii) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, pandemic (including the COVID-19 pandemic), epidemic, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event or any other similar event, except to the extent that such event, circumstance, change or effect materially disproportionately affects the Company Group relative to other participants in the industries in which the Company Group operates or the economy generally, as applicable; (iv) the failure of the Company to meet internal expectations or projections or the results of operations of the Company Group; (v) any event, occurrence, circumstance, change or effect resulting or arising from the Purchaser’s material breach of this Agreement that is not subsequently cured within 30 days; (vi) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Law (including COVID-19 Measures) or GAAP; (vii) the compliance with the express terms of this Agreement, or (viii) any matters disclosed in the Registration Statement; it being understood that the exception in clause “(iv)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(i)” through “(iii)” or “(v)” through “(viii)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

1.102 “Material Contracts” has the meaning set forth in Section 4.14(a).

1.103 “Merger” has the meaning set forth in the Recitals.

1.104 “Merger Sub” has the meaning set forth in the Preamble.

1.105 “Merger Sub Common Stock” has the meaning set forth in Section 5.6(c).

1.106 “New Plans” has the meaning set forth in Section 8.11(a).

1.107 “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that for the avoidance of doubt, no Party will be considered a Non-Recourse Party.

1.108  “NYSE” means the New York Stock Exchange.

1.109 “NYSE Listing Application” has the meaning set forth in Section 6.4.

1.110 “OFAC” has the meaning set forth in Section 4.17(c).

1.111 “Offer Documents” has the meaning set forth in Section 8.1(a).

1.112 “Old Plans” has the meaning set forth in Section 8.11(a).

1.113 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.114 “Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law) and, in the case of an action taken by the Company or its Subsidiaries, a COVID-19 Response Measure taken to reasonably preserve the health and safety of current Company Employees and independent contractors of the Company who are natural persons).

1.115 “Outside Closing Date” has the meaning set forth in Section 10.1(a).

1.116 “Party” has the meaning set forth in the Preamble.

1.117 “Per Share Merger Consideration” means, (a) with respect to shares of Company Class A Common Stock and shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of the Purchaser Class A Common Stock set forth in Section 3.1(a)(i) and (b) with respect to shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of the Purchaser Class B Common Stock set forth in Section 3.1(a)(ii).

1.118 “Permits” has the meaning set forth in Section 4.16.

1.119 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting Real Property that are not, individually or in the aggregate material to the Business; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (d) non-exclusive licenses of Intellectual Property Rights (other than with respect to Patents or Trade Secrets) granted in the Ordinary Course of Business consistent with past practice; (e) other liens arising in the Ordinary Course of Business and not incurred in connection and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (f) other liens that that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company Group; and (g) the Liens set forth on Schedule 1(b).

1.120 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.121 “Personal Information” means data or information that identifies or can identify a particular natural person and includes “personal data”, “protected health information”, “personally identifiable information”, “personal information” or similar terms under applicable Law.

1.122 “PIPE Investment” has the meaning set forth in the Recitals.

1.123 “PIPE Investment Amount” has the meaning set forth in Section 5.23(a).

1.124 “PIPE Investor” means an investor party to a Subscription Agreement.

1.125 “Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, employment, severance or other material plan or agreement relating to employee or director employment, compensation or benefits.

1.126 “Pre-Closing Recapitalization” has the meaning set forth in Section 2.4.

1.127 “Prior Company Counsel” has the meaning set forth in Section 11.17(a).

1.128 “Prior Purchaser Counsel” has the meaning set forth in Section 11.17(a).

1.129 “Privileged Company Deal Communications” has the meaning set forth in Section 11.17(c).

1.130 “Privileged Purchaser Deal Communications” has the meaning set forth in Section 11.17(c).

1.131 “Prospectus” has the meaning set forth in Section 11.13.

1.132 “Purchase Plan” has the meaning set forth in Section 8.10.

1.133 “Purchaser” has the meaning set forth in the Preamble.

1.134 “Purchaser Advised Parties” has the meaning set forth in Section 11.17(b).

1.135 “Purchaser Board” has the meaning set forth in Section 5.10.

1.136 “Purchaser Board Recommendation” has the meaning set forth in Section 5.10.

1.137 “Purchaser Bylaws” has the meaning set forth in the Recitals.

1.138 “Purchaser Charter” has the meaning set forth in the Recitals.

1.139 “Purchaser Charter Amendment” has the meaning set forth in Section 8.1(a).

1.140 “Purchaser Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Purchaser.

1.141 “Purchaser Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Purchaser following amendment and restatement of the Purchaser Charter.

1.142 “Purchaser Common Stock” means the Purchaser Class A Common Stock and the Purchaser Class B Common Stock.

1.143 “Purchaser Deal Communications” has the meaning set forth in Section 11.17(c).

1.144 “Purchaser D&O Policy” has the meaning set forth in Section 8.7(b).

1.145 “Purchaser Financials” has the meaning set forth in Section 5.11(b).

1.146 “Purchaser Insured Parties” has the meaning set forth in Section 8.7(b).

1.147 “Purchaser Material Adverse Effect” means (a) a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or operations of the Purchaser, taken as a whole, or (b) any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of the Purchaser to consummate the Transactions.

1.148 “Purchaser Material Contract” has the meaning set forth in Section 5.18(a).

1.149 “Purchaser Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Purchaser.

1.150 “Purchaser Private Warrant” means each redeemable warrant issued in the private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one-third (1/3) of one (1) share of the Purchaser Common Stock at an exercise price of $11.50 per share.

1.151 “Purchaser Public Warrant” means each redeemable warrant that was included as part of each Purchaser Unit in the IPO, entitling the holder thereof to purchase one-third (1/3) of one share of the Purchaser Common Stock at an exercise price of $11.50 per share.

1.152 “Purchaser SEC Documents” has the meaning set forth in Section 5.11(a).

1.153 “Purchaser Securities” has the meaning set forth in Section 5.9.

1.154 “Purchaser Stockholder Approval” has the meaning set forth in Section 8.2(a).

1.155 “Purchaser Stockholder Matters” has the meaning set forth in Section 8.1(a).

1.156 “Purchaser Stockholder Meeting” has the meaning set forth in Section 8.2(a).

1.157 “Purchaser Unit” means a unit of the Purchaser comprised of (a) one share of the Purchaser Common Stock, and (b) one (1) redeemable warrant to purchase one-third (1/3) of one (1) share of the Purchaser Common Stock at an exercise price of $11.50 per share.

1.158 “Purchaser Warrants” means the Purchaser Private Warrants and the Purchaser Public Warrants.

1.159 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.160 “Redemptions” has the meaning set forth in Section 1.10.

1.161 “Registered Company IP” means all Company IP that is (a) owned, exclusively licensed to, or purported to be owned by or exclusively licensed to, a member of the Company Group and (b) registered, filed or issued under the authority of any Authority, including all Patents, registered Copyrights, registered Trademarks, domain names, and all applications for registration of any of the foregoing.

1.162 “Registration Rights Agreement” means the agreement between the Purchaser and certain Stockholders to be entered into on or prior to the Closing in a form that is mutually acceptable to the Company and the Purchaser.

1.163 “Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Purchaser under the Securities Act with respect to the shares of the Purchaser Common Stock to be issued to stockholders of the Company pursuant to this Agreement.

1.164 “Rejection Recommendation” has the meaning set forth in Section 1.192.

1.165 “Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

1.166 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.167 “SEC” means the U.S. Securities and Exchange Commission.

1.168 “Section 16” has the meaning set forth in Section 6.6.

1.169 “Securities Act” means the Securities Act of 1933, as amended.

1.170 “Sponsor” has the meaning set forth in the Recitals.

1.171 “Sponsor and Founder Lock-Up Agreement” has the meaning set forth in the Recitals.

1.172 “Sponsor Support Agreement” has the meaning set forth in the Recitals.

1.173 “Standard Contracts” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services and (b) Contracts with the employees or contractors of a member of the Company Group substantially on the Company Group’s standard forms.

1.174 “Stockholder Lock-Up Agreement” has the meaning set forth in the Recitals.

1.175 “Stockholder Support Agreement” has the meaning set forth in the Recitals.

1.176 “Stockholders” has the meaning set forth in the Recitals.

1.177 “Subscription Agreement” has the meaning set forth in the Recitals.

1.178  “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.179 “Support Agreements” means collectively, the Stockholder Support Agreements and the Sponsor Support Agreements.

1.180 “Surviving Corporation” has the meaning set forth in the Recitals.

1.181 “Target Share Amount” means one-hundred fifty million (150,000,000).

1.182 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.183 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment in the nature of a tax imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.184 “Taxing Authority” means the IRS and any other Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

1.185 “Transaction Expenses” of a Person means, without duplication, the aggregate expenses, fees and disbursements of all attorneys, accountants and investment bankers for which a Person is liable in connection with the negotiation, execution, delivery and performance of this Agreement through the Closing that remain unpaid or outstanding as of the Closing. Except for the repayment of any loans to Sponsor, none of the Purchaser, the Purchaser’s equityholders, Sponsor or any of their Affiliates shall receive any transaction, monitoring, management or other fees in connection with the Transactions.

1.186 “Transaction Litigation” shall have the meaning set forth in Section 7.2(c).

1.187 “Transaction Securities” means the shares of the Purchaser Common Stock issued as consideration for the Merger, shares of the Purchaser Class A Common Stock issued pursuant to the Subscription Agreements, and the shares of the Purchaser Class A Common Stock issued pursuant to the Forward Purchase Agreement.

1.188 “Transactions” means the transactions contemplated by this Agreement, including the Merger, and the Additional Agreements.

1.189 “Transfer Agent Cancellation” shall have the meaning set forth in Section 3.2(b).

1.190 “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added (to the extent irrecoverable), excise, stock transfer, filing, real property transfer, recording, and other similar Taxes and fees (including any penalties and interest) applicable to or incurred in connection with the Transactions.

1.191  “Triggering Event” shall be deemed to have occurred if: (a) a Change of Recommendation shall have been effected or occurred for any reason; (b) the Purchaser shall have failed to convene or hold the Purchaser Stockholder Meeting in accordance with Section 8.2; (c) the Purchaser or the Company shall have breached any of the provisions of Section 6.7 in any material respect; (d) the Purchaser Board fails to reaffirm the Purchaser Board Recommendation within 10 Business Days after the Company requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than 10 Business Days prior to the Purchaser Stockholder Meeting, no later than one (1) Business Day prior to the Purchaser Stockholder Meeting; provided that if such Acquisition Proposal is subsequently modified within such period, then the Purchaser Board shall be required to reaffirm such recommendation no later than one (1) Business Day prior to the Purchaser Stockholder Meeting); or (e) a tender or exchange offer relating to securities of the Purchaser shall have been commenced by a Person unaffiliated with the Company and the Purchaser fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Purchaser unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Purchaser Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Purchaser (or by any of its Affiliates or Representatives) or in any Schedule 14D-9 filed by the Purchaser with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

1.192 “Trust Account” has the meaning set forth in Section 5.8.

1.193 “Trust Agreement” has the meaning set forth in Section 5.8.

1.194 “Trust Fund” has the meaning set forth in Section 5.8.

1.195 “Trustee” has the meaning set forth in Section 5.8.

1.196 “Unaudited Financial Statements” has the meaning set forth in Section 4.10(a).

1.197 “Written Consent” has the meaning set forth in Section 8.4.

1.198 “10% Owner” has the meaning set forth in Section 1.51.

Article II
THE MERGER

2.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of the Purchaser.

2.2 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit H attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and the Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

2.4 Pre-Closing Recapitalization. At any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of the Company under this Agreement and notwithstanding anything to the contrary contained herein, the Company and the Founder shall be permitted to (i) file an amended and restated certificate of incorporation in the form of Exhibit I attached hereto (the “New Company Certificate of Incorporation”), pursuant to which, among other things, each existing share of Company Common Stock held by any Stockholder as of immediately prior to such recapitalization will be exchanged for one (1) new share of Company Class A Common Stock, (ii) effect the transactions contemplated by the Share Exchange Agreement dated as of October 5, 2020 between the Company and the Founder, a copy of which is attached hereto as Exhibit J (or if so determined by the Company and the Founder, effect such transactions with respect to a portion of the Founder’s existing shares), pursuant to which existing shares of Company Common Stock and/or Company Series A Preferred Stock held by the Founder as of immediately prior to such transactions will be exchanged for new shares of Company Class B Common Stock, and (iii) effect the conversion of any or all of the shares of Company Class B Common Stock held by the Founder as a result of such transactions into shares of Company Class A Common Stock in accordance with the provisions of the New Company Certificate of Incorporation (the “Pre-Closing Recapitalization”).

2.5 Governing Documents.

(a) Subject to Section 8.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Nuvation Bio Inc.”.

(b) At the Closing, the Purchaser shall amend and restate, immediately prior to the Effective Time, its certificate of incorporation to be substantially in the form of Exhibit A attached hereto, pursuant to which the Purchaser shall have a dual class structure consisting of Company Class A Common Stock and Company Class B Common Stock.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with Article 9.3(g), the closing of the Transactions (the “Closing”) (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or, to the extent permitted by applicable Law, waived at the Closing) or (b) at such other place, time or date as the Purchaser and the Company may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Payment of Expenses.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to the Purchaser a written report setting forth a list of all of the Company’s Transaction Expenses as of the Closing Date. On the Closing Date at or following the Closing, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all such Transaction Expenses. For the avoidance of doubt, the Company’s outstanding Transaction Expenses shall not include any fees and expenses of the Stockholders.

(b) No later than two (2) Business Days prior to the Closing Date, the Purchaser shall provide to the Company a written report setting forth a list of all of the Purchaser’s Transaction Expenses as of the Closing Date. On the Closing Date at or following the Closing, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all such Transaction Expenses.

2.8 Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary such that immediately after the Effective Time, the board of directors and officers of the Surviving Corporation shall be the directors and executive officers set forth on Schedule 2.8.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors and officers of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.1 Conversion of Securities; Assumption of Company Options.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Class A Common Stock and each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of the Purchaser Class A Common Stock equal to the Exchange Ratio;

(ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of the Purchaser Class B Common Stock equal to the Exchange Ratio;

(iii) any shares of Company Capital Stock held in the treasury of the Company or owned by the Purchaser, Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv) each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence; and

(v) each option to purchase Company Class A Common Stock (each, a “Company Option”) that is outstanding under the 2019 Equity Incentive Plan immediately prior to the Closing, whether vested or unvested, shall be assumed by the Purchaser and converted into an option to purchase shares of the Purchaser Class A Common Stock (each, a “Converted Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of the Purchaser Common Stock purchasable pursuant to the Converted Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, however, that in the case of any Converted Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the Converted Option will not constitute a modification of such Company Option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each Converted Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

(b) For purposes of calculating the aggregate amount of shares of the Purchaser Class A Common Stock or the Purchaser Class B Common Stock, as the case may be, issuable to each holder of shares of Company Capital Stock pursuant to the terms of this Section 3.1, all shares of Company Class A Common Stock, Company Class B Company Stock and all shares of Company Series A Preferred Stock held by such holder shall be aggregated amongst themselves, and the aggregate number of shares of the Purchaser Class A Common Stock or the Purchaser Class B Common Stock, as the case may be, to be issued in respect of such aggregate number of shares held by such holder shall be rounded down to the nearest whole number.

(c) At the Closing, the Purchaser shall assume all of the obligations of the Company under the 2019 Equity Incentive Plan in respect of Company Options, and shall, subject to and in accordance with Section 3.1(a)(v), assume such outstanding awards and the obligations under the agreements evidencing such awards. The Purchaser shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of the Purchaser Class A Common Stock for delivery upon settlement of the assumed Company Options in accordance with Section 3.1(a)(v). Once permitted by applicable Law, the Purchaser shall file or otherwise have available a registration statement on Form S-8 with respect to the shares of the Purchaser Class A Common Stock subject to the assumed Company Options to the extent available for registration on Form S-8.

3.2 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, the Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Purchaser and is reasonably satisfactory to the Company (the “Exchange Agent”), (i) for the benefit of the holders of Company Class A Common Stock and Company Series A Preferred Stock, for exchange in accordance with this Article III, the number of shares of the Purchaser Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.1(a)(i) of this Agreement and (ii) for the benefit of the holders of Company Class B Common Stock, for exchange in accordance with this Article III, the number of shares of the Purchaser Class B Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable with respect thereto pursuant to Section 3.1(a)(ii) of this Agreement (such shares of the Purchaser Class A Common Stock and the Purchaser Class B Common Stock, in each case referred to in the preceding clauses (i) and (ii), together with any dividends or distributions with respect thereto pursuant to Section 3.1(c), being hereinafter referred to as the “Exchange Fund”). The Purchaser shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.1(c), the Exchange Fund shall not be used for any other purpose. All shares deposited hereunder shall not be certificated.

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, the Purchaser shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.1: a letter of transmittal, which shall be in a form reasonably acceptable to the Purchaser and the Company (the “Letter of Transmittal”) and shall specify (a) that delivery shall be effected, and risk of loss and title to the certificates evidencing such Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent, eShares, Inc. (DBA Carta, Inc.) (each, a “Transfer Agent Cancellation”); and (b) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Purchaser shall use commercially reasonable efforts to cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.1, and the Certificate(s) so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.1.

(ii) Within two (2) Business Days following receipt of a completed Letter of Transmittal (but in no event prior to the Effective Time), the Purchaser shall cause the Exchange Agent to deliver to each holder of Company Capital Stock, as of immediately prior to the Effective Time, represented by book-entry the Per Share Merger Consideration in accordance with the provisions of Section 3.1, and such Company Capital Stock shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares of the Purchaser Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of the Purchaser Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.2(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, the Purchaser shall use commercially reasonable efforts to pay or cause to be paid to the holder of shares of the Purchaser Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of the Purchaser Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of the Purchaser Common Stock.

(d) No Further Rights in Company Common Stock and Company Series A Preferred Stock. The Per Share Merger Consideration payable upon conversion of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Purchaser Common Stock or the Purchaser Preferred Stock occurring on or after the date of this Agreement and prior to the Effective Time (but, for the avoidance of doubt, shall not be adjusted to reflect any change in the capitalization of the Company, except to the extent expressly set forth in the definition of “Exchange Ratio” and its components).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one (1) year after the Effective Time shall be delivered to the Purchaser, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.2 shall thereafter look only to the Purchaser for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Purchaser free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, the Purchaser or the Surviving Corporation shall be liable to any holder of Company Capital Stock for any such Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.2.

(h) Withholding Rights. Each of the Surviving Corporation and the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Each of the Surviving Corporation and the Purchaser shall use commercially reasonable efforts to cooperate with any holder of Company Capital Stock to reduce or eliminate such deduction and withholding. To the extent that amounts are so withheld by the Surviving Corporation or the Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or the Purchaser, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and related indemnity by the person claiming such Certificate to be lost, stolen or destroyed (such affidavit and indemnity to be in form and substance reasonably satisfactory to the Purchaser and the Surviving Corporation but in any case to not require the delivery of a bond), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.1.

3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Purchaser for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the applicable provisions of Section 3.1.

3.4 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Series A Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Series A Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Series A Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article III, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Series A Preferred Stock (as the case may be).

(b) Prior to the Closing, the Company shall give the Purchaser (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to the Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true, correct and complete as of such earlier date).

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is a party and the consummation by the Company of the Transactions are within the corporate powers of the Company and, subject to receipt of the Company Stockholder Approval, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other Party to this Agreement and by each other party to the Additional Agreements, constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Governmental Authorization. Except for filings under the HSR Act, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is a Party requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. Subject to the receipt of the Company Stockholder Approval, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Material Contract, (d) result in the creation or imposition of any Lien on any Company Common Stock, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, except, in the case of (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

4.5 Capitalization.

(a) The Company is authorized to issue 880,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”) of which 400,000,000 shares are issued and outstanding as of the date hereof. The Company is authorized to issue 360,500,000 shares of preferred stock, par value $0.0001 per share of which 360,386,897 are issued and outstanding as of the date hereof, all of which shares are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”). The Company has 41,994,218 shares of Company Common Stock subject to outstanding Company Options as of the date hereof, with another 11,737,347 shares of Company Common Stock authorized for issuance under the 2019 Equity Incentive Plan as of the date hereof. No Company Common Stock is held in its treasury. All of the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been duly authorized and validly issued, is fully paid and non-assessable, have been issued and granted in compliance with applicable securities laws and other applicable Laws, and have not been issued in violation of any preemptive or similar rights of any Person.

(b) Immediately following the Pre-Closing Recapitalization, (i) each share of Company Common Stock held by any Stockholder as of immediately prior to such recapitalization shall have been exchanged for one (1) new share of Company Class A Common Stock, following which (ii) the Founder shall have exchanged 281,130,898 shares of Company Common Stock and 12,963,780 shares of Company Series A Preferred Stock for 294,094,678 shares of newly issued Company Class B Common Stock. As of immediately following the Pre-Closing Recapitalization, the Company will be authorized to issue (i) 880,000,000 shares of Company Class A Common Stock, (ii) 294,094,678 shares of Company Class B Common Stock, of which 294,094,678 shares shall be issued and outstanding (all of which shall be held of record by the Founder) (assuming no exercise of Company Options), and 360,500,000 shares of Company Series A Preferred Stock, of which 347,423,117 shares shall be issued and outstanding. All of the issued and outstanding Company Common Stock and Company Series A Preferred Stock shall have been duly authorized and validly issued, be fully paid and non-assessable and shall not have been issued in violation of any preemptive or similar rights of any Person. No outstanding Company Common Stock or Company Series A Preferred Stock shall be subject to any right of first refusal, right of first offer, preemptive right or similar restriction other than as set forth in Schedule 4.5(b).

(c) The only Company Common Stock that will be outstanding immediately after the Closing will be the Company Common Stock owned by the Purchaser following the consummation of the Merger. No other class of capital stock of the will be authorized or outstanding at that time. After the Effective Time, all of the shares of Company Series A Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Series A Preferred Stock shall thereafter cease to have any rights with respect to such securities. Each share of Company Series A Preferred Stock is convertible into one (1) share of Company Series A Common Stock.

(d) Schedule 4.5(d) sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) whether the Company Option satisfies the requirements of Section 422 of the Code; (ii) the name of the Company Option holder; (iii) whether the Company Option holder is a Company Employee or a director of the Company; (iv) the number of shares of Company Common Stock subject to such Company Option; (v) the exercise price of such Company Option; (vi) the date on which such Company Option was granted; (vii) the date on which such Company Option expires; and (viii) the vesting schedule of the Company Option, including the terms of any acceleration rights thereunder. The Company has prior to the date of this Agreement made available to the Purchaser true, complete and correct copies of the 2019 Equity Incentive Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock award agreements evidencing such Company Options. No Company Option was granted with an exercise price per share less than the fair market value as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. In addition, Schedule 4.5(d) sets forth all commitments the Company has made to grant Company Options that have not yet been granted as of the date of this Agreement, specifying: (i) the name of the person to whom Company Options were promised by the Company; (ii) the type of Company Option promised by the Company (i.e. whether such Company Option is intended to satisfy the requirements of Section 422 of the Code); and (iii) the number of each type of Company Option promised by the Company.

(e) Immediately following the Pre-Closing Recapitalization, all of the issued and outstanding Company Common Stock and Company Series A Preferred Stock shall be owned of record by the Stockholders and in the amounts and classes as set forth on Schedule 4.5(e).

(f) Except as set forth in the Company’s organizational documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Series A Preferred Stock or any capital equity of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the equity of any other Person. There are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company or (ii) any agreement to which the Company is a party, or to the knowledge of the Company or, any other agreements, with respect to the Company Common Stock or Company Series A Preferred Stock, including any voting trust, other voting agreement or proxy with respect thereto.

(g) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed Transactions herein and (ii) all outstanding shares of the Company and all outstanding Company Options have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws, (B) the terms of the 2019 Equity Incentive Plan (if applicable) and (C) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party. No outstanding Company Common Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction other than as set forth in Schedule 4.5(b).

(h) Except for the shares of Company Common Stock and Company Series A Preferred Stock held by the Stockholders and Company Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

4.6 Charter Documents. Copies of the certificate of incorporation and the amended and restated bylaws of the Company (the “Company Charter Documents”) have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company Charter Documents are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter Documents.

4.7 Corporate Records. All proceedings occurring of the Company Board since inception of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company in all material respects, which are complete and have been maintained in accordance with sound business practices.

4.8 Third Parties. Except as set forth on Schedule 4.8, to the knowledge of the Company no Key Company Employee, is an employee of, or provides any service for compensation to (other than as a board or advisory group member), any other business concern. Other than offer letters for employment or Company Option grant agreements or exercise notices, Schedule 4.8 lists each Contract to which the Company, on the one hand, and any Stockholder, on the other hand, is a party, including any such Contract pursuant to which a Stockholder or any Affiliate of a Stockholder owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that is used or held for use by any member of the Company Group or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets. Schedule 4.8 sets forth a complete and accurate list of the Affiliates of the Company and the ownership interests in the Affiliate of the Company and each Stockholder.

4.9 Subsidiaries.

(a) Schedule 4.9 of the Disclosure Schedule sets forth each Subsidiary of the Company on the date hereof, and, except as set forth in Schedule 4.9, the Company does not currently own, directly or indirectly, securities or other ownership interests in any other entity. The Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.9.

(b) Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, required to own and operate its properties and assets and to carry on the Business as presently conducted. Other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact the Business in each jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. No Subsidiary has entered into any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.10 Financial Statements.

(a) True and correct copies of (i) the audited consolidated financial statements of the Company as of December 31, 2019 and December 31, 2018 (the “Audited Financial Statements”) consisting of the audited consolidated balance sheets as of such dates, and the audited consolidated statements of operations, comprehensive loss, equity and cash flows for such periods and (ii) unaudited financial statements (the “Unaudited Financial Statements”) from December 31, 2019 through June 30, 2020 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of June 30, 2020 (the “Balance Sheet Date”) included therein, the “Balance Sheet”), have been provided to the Purchaser.

(b) The Financial Statements (i) were prepared in accordance with GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) As of the date of this Agreement, the Company Group does not have any liabilities of the type required to be disclosed in the liabilities column of a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company Group under Contracts binding upon the applicable member of the Company Group (other than resulting from any breach or acceleration thereof) either delivered or made available to the Purchaser or the Purchaser’s Representatives prior to the date of this Agreement or entered into in the Ordinary Course of Business ; (iv) liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(d) The Company and each of its Subsidiaries make and keep accurate Books and Records and maintain a system of internal accounting controls designed, and which the Company believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, the Company Group has conducted the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date of this Agreement, there has not been:

(a) any Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of the Company Group’s capital stock, or any purchase, redemption or other acquisition by the Company Group of any of the Company Group’s capital stock or any other securities of the Company Group or any options, warrants, calls or rights to acquire any such shares or other securities;

(c) any split, combination or reclassification of any of the Company Group’s capital stock;

(d) any material change by the Company Group in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law;

(e) any change in the auditors of the Company Group;

(f) any issuance of capital stock of the Company Group;

(g) any revaluation by the Company Group of any of its assets, including any sale of assets of the Company Group other than in the Ordinary Course of Business;

(h) (i) any material amendment to or termination of any Material Contract, (ii) any material amendment to any material Permit from any Authority held by the Company, and (iii) any receipt of notice of termination of any of the items referenced in (i) and (ii);

(i) any material Tax election changed or revoked by the Company Group; any claim, audit or assessment in respect of any income or other material Taxes settled or compromised by the Company Group; or any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement not primarily related to Taxes) entered into by the Company Group;

(j) except as set forth on Schedule 4.11(j), any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(k) any action taken or agreed upon by the Company Group that would be prohibited by Section 6.1(a) if such action were taken on or after the date hereof without the consent of the Purchaser; or

(l) any commitment or agreement to do any of the foregoing.

4.12 Properties; Title to the Company’s Assets. Except as would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. No such asset is subject to any Liens other than Permitted Liens. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. This Section 4.12 shall not cover Intellectual Property Rights, which is addressed in Section 4.18.

4.13 Litigation. As of the date of this Agreement, there is no Action pending against, or to the knowledge of the Company threatened in writing against or affecting, the Company Group, or to the knowledge of the Company, any of its contract laboratories, contract research organizations, contract manufacturers, officers or directors with respect to the Business, or any of the Company’s Group assets, or any Contract before any court, Authority or official, or which in any manner challenges or seeks to prevent or enjoin the Transactions or by the Additional Agreements. As of the date of this Agreement, there are no outstanding judgments against the Company Group.

4.14 Contracts.

(a) Schedule 4.14(a) lists all Contracts (other than (i) Standard Contracts, (ii) sales, purchase orders, and agreements that solely govern the use and disclosure of confidential information entered in the Ordinary Course of Business, or (iii) Plans, which shall be governed by Section 4.21) to which a member of the Company Group is a party and which are in effect as of the date of this Agreement and constitute the following (collectively, “Material Contracts”):

(i) all Contracts that require annual cash payments to or from the Company Group, taken as a whole, of $200,000 or more in the fiscal year ending December 31, 2019;

(ii) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements or collaboration agreements to which a member of the Company Group is a party;

(iii) all Contracts relating to the research and development of pharmaceutical products, including any consulting, service, collaboration, sponsor or supplier agreements involving clinical and pre-clinical studies, chemical analysis, biological screening, imaging, drug formulation, process development, and the supply or storage of samples, materials, and equipment related thereto;

(iv) all Contracts pursuant to which any member of the Company Group (1) grants rights in or to use any Patents, except for Contracts with service providers to which the Company grants a license solely for the purpose of providing services to the Company, (2) receives rights in or to any Intellectual Property Rights that is used or currently intended for use in, or otherwise necessary to manufacture, any Company Group Product Candidates, and (3) other than as identified in Schedule 4.14(a)(iv)(1)-(2), grants or receives rights in or to any Intellectual Property Rights material to the Business;

(v) all Contracts (1) pursuant to which any member of the Company Group grants exclusive rights in or to any material Company IP or (2) materially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(vi) all Contracts providing for (a) guarantees or (b) as their primary purpose, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for the primary purpose of indemnification or similar obligations, other than any such Contracts entered into in the Ordinary Course of Business;

(vii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts pertaining to such Affiliate’s status as a Company securityholder;

(viii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which individually involve payments to the lessor thereunder in excess of $100,000 per year;

(ix) all Contracts relating to outstanding Indebtedness for borrowed money, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit which involve amounts individually in excess of $100,000;

(x) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group); and

(xi) any Contract providing for hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, of the Company.

(b) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the material terms of any such Material Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company under any Material Contract. The Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets.

(c) The Company has, prior to the date hereof, provided to the Purchaser true and correct fully executed copies of each written Material Contract.

(d) The Company Group is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness of the Company Group.

4.15 Insurance. Except as would not be material to the Company Group, taken as a whole, the Company Group is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are customarily carried by Persons conducting a business similar to the Company Group, including, but not limited to, policies covering real and personal property owned or leased by the Company Group against theft, damage, destruction and acts of vandalism and policies covering the Company Group for product liability claims and clinical trial liability claims. To the knowledge of the Company, the Company and its Subsidiaries will be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries have been denied any insurance coverage which it has sought or for which it has applied.

4.16 Licenses and Permits. As of the date of this Agreement (a) the Company Group possesses all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct the Business, (b) the Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions and (c) the operation of the Business is not in material violation of any material Permit, except where the failure to so possess the same would not be material to the Company Group, taken as a whole.

4.17 Compliance with Laws.

(a) The Company Group is not in violation of, has not violated, in each case in any material respect, and to the knowledge of the Company, is neither under investigation with respect to nor has been threatened in writing to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign and since its formation, the Company Group has not received any subpoenas from any Authority.

(b) Except as would not be material to the Company Group, taken as a whole, without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the knowledge of the Company, is not under investigation with respect to nor has been threatened in writing or charged with or given notice of any violation of any provisions of:

(i) any Law applicable to the Company Group due to the specific nature of the Business, including any Data Protection Laws and Laws applicable to lending activities;

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii) any comparable or similar Law of any jurisdiction; or

(iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(c) Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company Group has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of all Registered Company IP as of the date of this Agreement, specifying as to each, as applicable: (i) the registration or application number of such Intellectual Property Right; (ii) the status of such Intellectual Property Right (i.e., whether registered or a pending application); (iii) the owner(s) of such Intellectual Property Right; (iv) the date on which such Intellectual Property Right was filed with the relevant Authority; and (v) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b) To the knowledge of the Company, the conduct of the Business does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property Rights. Since its formation, the Company Group has not been sued or charged in writing with, or to the knowledge of the Company charged orally with, or been a defendant in any Action that involves a claim of infringement, misappropriation or other violation of any Intellectual Property Rights. No member of the Company Group has received any opinion of counsel that the planned operation of the Business (including the research, development, manufacturing, sale or other commercialization of any Company Group Product Candidates) will infringe, misappropriate, or otherwise violate any Intellectual Property Right of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company IP that is owned by or exclusively licensed to the Company.

(c) Any Intellectual Property Rights used by the Company Group in the performance of any Contract (existing as of the date of this Agreement), which are purported to be exclusively or jointly owned by any member of the Company Group prior to initiation of such performance, will remain exclusively or jointly owned, as applicable, by a member of the Company Group upon the performance of such Contract by such member of the Company Group, and, to the knowledge of the Company, no third party has any claim of ownership with respect to any such Intellectual Property Rights, other than any Permitted Liens.

(d) A member of the Company Group is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all Company IP owned or purported to be owned by a member of the Company Group, including all Registered Company IP set forth (or that are obligated to be set forth) on Schedule 4.18(a). All Registered Company IP is subsisting and, except for pending applications, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, there has been no Action asserted or threatened challenging the ownership, scope, validity or enforceability of any applications or registrations for Patents or other material Intellectual Property Rights owned or purported to be owned by a member of the Company Group, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such an Action.

(e) Each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Company IP owned or purported to be owned by a member of the Company Group (including Copyrights, Patents, Trademarks, and Trade Secrets), on behalf or for the benefit of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” Contract under which a member of the Company Group is deemed to be the original owner/author of all Intellectual Property Rights therein; or (ii) has executed a Contract in favor of a member of the Company Group (or such predecessor in interest, as applicable) assigning to such member of the Company Group all right, title and interest in such Intellectual Property Rights. To the knowledge of the Company, all compensation due under applicable Law and pursuant to such Contracts has been paid. The Company has made available to the Purchaser all forms of Standard Contracts other than “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which any member of the Company Group is a party or the consummation by the Company Group of the Transactions will cause any Patent or Trade Secret included in the Company IP or any other material item of Company IP to not be owned, licensed or available for use by the Company Group on the same terms and conditions immediately following the Closing.

(g) The Company has taken commercially reasonable measures to safeguard and maintain the confidentiality and value of all Trade Secrets and other items of Intellectual Property Rights owned by or licensed to a member of the Company Group that are confidential, including by requiring all Persons having access thereto to execute written agreements containing obligations of confidentiality. To the knowledge of the Company, there has not been any disclosure of or access to any material Trade Secret included in the Company IP to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such Trade Secret (except for the filing of a patent application by a member of the Company Group disclosing such Trade Secret).

(h) To the knowledge of the Company, no funding, facilities or personnel of any Authority were used, directly or indirectly, to develop or create, in whole or in part, (i) any Intellectual Property Rights owned by a member of the Company Group that is used or currently intended for use in, or otherwise necessary to manufacture in any material respect, any Company Group Product Candidates or (ii) any other Company IP that is material to the Business.

(i) With respect to the use of Software in the Business, (i) no member of the Company Group has experienced any defects in such Software that has adversely affected the Business in any material respect and (ii) to the knowledge of the Company, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data (or all parts thereof) or other Software of users. To the knowledge of the Company, there have been no material security breaches in the information technology systems of the Company Group or the information technology systems of other Persons to the extent used by or on behalf of a member of the Company Group. There have been no disruptions in any information technology systems that have adversely affected the Business in any material respect.

(j) The Company Group has at all times materially complied with its own written rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, security, use and other processing of Personal Information. No Action has been asserted or threatened against any member of the Company Group alleging a violation of any Data Protection Law and, to the knowledge of the Company, there does not exist any basis therefor. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Transactions will not result in the violation of any (i) Data Protection Law or (ii) the Company Group’s written and publicly available rules, policies and procedures relating to privacy, data protection, and the collection, retention, protection, security, use and other processing of Personal Information.

4.19 Employees.

(a) As of the date of this Agreement, no director or executive officer of the Company (i) is on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with the Company or (iii) has received written notice of such termination from the Company. To the knowledge of the Company, as of the date of this Agreement, no Company Employee or independent contractor (but specifically excluding all executive officers) of the Company that earned an aggregate amount of compensation in excess of $250,000 in the past twelve (12) months, has communicated to Company his or her intention to terminate his or her employment or the contractor relationship, as applicable, with the Company.

(b) The Company is not a party to, subject to or bound by any collective bargaining agreements or similar labor agreements. No labor union or other collective bargaining unit represents or claims to represent any of the Company Employees and, to the knowledge of the Company, there is no, and since the Company’s formation, there has not been any, labor organizing activity with respect to any Company Employees or former employees of the Company. Since the Company’s formation, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, picketing, hand billing or other labor disputes against or affecting any member of the Company Group.

(c) Except as provided on Schedule 4.19(c) there are no pending or, to the knowledge of the Company, threatened in writing, charges, claims, complaints, demands, actions, investigations, arbitrations, mediations, litigations or other proceedings against or otherwise involving the Company Group made by or on behalf of any Company Employee, former employee of the Company or current or former applicant, independent contractor or consultant of any member of the Company Group or otherwise involving labor or employment-related matters, in each case that has been or could be material.

(d) To the knowledge of the Company, no Company Employee is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any member of the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(e) Except as provided on Schedule 4.19(e), no member of the Company Group is party to a settlement agreement with a current or former officer, employee or independent contractor of any member of the Company Group that involves allegations relating to sexual or racial harassment, discrimination or misconduct by either (i) a director or officer of any member of the Company Group or (ii) a Company Employee at the level of senior vice president or above. As of the date of this Agreement, since the Company’s formation, no allegations of sexual or racial harassment, discrimination or misconduct have been made against (i) any director or officer of any member of the Company Group or (ii) a Company Employee at the level of vice president or above.

(f) The Company Group has complied in all material respects as applicable with the requirements of (i) the FFCRA, (ii) any applicable federal, state or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities) and (iii) any applicable provisions of the Coronavirus Aid, Relief, and Economic Security Act.

4.20 Withholding. All obligations of the Company applicable to its Company Employees, whether arising by operation of Law or contract, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for Company Employees with respect to the employment of Company Employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated material obligations of the Company with respect to Company Employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the Ordinary Course of Business ), whether arising by operation of Law or contract for accrued salaries and holiday pay, earned bonuses and other earned forms of compensation payable to Company Employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.21 Employee Benefits and Compensation.

(a) Each Plan maintained or contributed to by the Company Group and/or with respect to which the Company Group is a party or has or may reasonably be expected to have any liability (contingent or otherwise) (each a “Company Plan” and collectively, the “Company Plans”) is and has been maintained in all material respects in compliance with all applicable laws, including (if applicable) ERISA and the Code, and has been administered and operated in all material respects in accordance with its terms.

(b) With respect to each Company Plan, the Company has made available to the Purchaser copies of each of the following documents, as applicable: (i) the Company Plan document (or, if not written, a written description thereof); (ii) the most recent annual report and actuarial report, if required under ERISA or the Code; (iii) the most recent Summary Plan Description if required under ERISA; (iv) if the Company Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement document and the most recent financial statements thereof; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code. Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination or opinion letter.

(c) Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code for which any member of the Company Group could reasonably expect to have material liability. Neither the Company nor any member of the Company Group has ever maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Company Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d) No Company Employee or director of the Company will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transactions (whether alone or together with any other event). No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Company Plan or any member of the Company Group with respect to any Company Plan (other than for benefits payable in the Ordinary Course of Business ). No Company Plan or related trust owns any securities in violation of Section 407 of ERISA.

(e) Neither the Company nor any entity treated as a single employer with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code maintains or contributes to or ever maintained was required to contribute to (i) any plan or arrangement that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) any plan or arrangement that is or was a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (iv) any nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(f) The Company has prior to the date of this Agreement made available to the Purchaser true, complete and correct copies of the 2019 Equity Incentive Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock award agreements evidencing such Company Options.

4.22 Real Property.

(a) The Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.22(a), free and clear of all Liens (other than Permitted Liens). Other than as would not reasonably be expected to have a Material Adverse Effect, the Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect against the Company Group, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; (ii) except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof in all material respects; (iv) no waiver, indulgence or postponement of the lessee’s material obligations thereunder has been granted by the lessor; (v) there exists no material default or event of default thereunder by the Company Group or, to the knowledge of the Company, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default by the Company Group thereunder; and (vii) to the knowledge of the Company Group, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company Group is in a state of maintenance and repair adequate and suitable for the purposes for which it is presently being used, and there are no repair or restoration works likely to be required in connection with any of the leased Real Properties, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. To the knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property.

4.23 Tax Matters.

(a) Each member of the Company Group has or will have timely filed, or caused to be timely filed, (taking into account valid extensions) all income and other material Tax Returns required to be filed by such member, which Tax Returns are correct and complete in all material respects, and has paid (or withheld and paid over to the appropriate Authority) all Taxes required to be paid (or withheld and paid over) by it other than such Taxes for which adequate reserves in the Financial Statements have been established.

(b) There are no Actions pending against any member of the Company Group in respect of any material Tax, and no member of the Company Group has been notified in writing of any proposed material Tax claims or assessments against the Company Group (other than, in each case, claims or assessments that have been settled or otherwise resolved in full).

(c) There are no material Liens with respect to any Taxes upon any of the assets of any member of the Company Group, other than Permitted Liens.

(d) No member of the Company Group has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes that has not been paid, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business. There are no outstanding requests by any member of the Company Group for any extension of time within which to file any Tax Return other than an extension requested in the Ordinary Course of Business.

(e) No member of the Company Group is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes).

(f) No member of the Company Group has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g) No member of the Company Group (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business ) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(h) No written claim has been made by any Taxing Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i) No member of the Company Group has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(j) No member of the Company Group will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the Ordinary Course of Business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the Ordinary Course of Business, (iii) change in method of accounting or adjustment pursuant to Section 481 of the Code (or any similar provision of state, local, or foreign law) for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(k) No member of the Company Group has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(l) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m) No member of the Company Group has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1) of the Code.

4.24 Environmental Laws. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any Company Employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws.

4.25 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, the Purchaser or any of their Affiliates upon consummation of the Transactions.

4.26 Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company Group are being conducted in all material respects in accordance with all protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company Group, and all applicable Laws and regulations, including the Federal Food, Drug, and Cosmetic Act and regulations and guidance documents promulgated thereunder. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company Group that have been furnished or made available to the Purchaser or as provided in the Registration Statement are accurate and complete in all material respects (other than to the extent certain portions thereof were redacted by the Company). The Company Group is not aware of any facts, studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company Group or require that any Company Group Product Candidates cannot be developed, investigated, tested, labeled, manufactured, stored or distributed substantially in the manner presently performed by or on behalf of the Company Group. The Company Group has not received any notices or correspondence from the FDA or any other Authority or any Institutional Review Board or comparable authority threatening to commence or requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company Group.

4.27 Regulatory Filings and Data Integrity. The Company Group has filed, maintained or furnished all material applications, documents, amendments, modifications, notices, declarations, reports and submissions, including but not limited to Company Group Product Candidate investigational new drug applications, required to be filed, maintained or furnished to the FDA or any other Authority. All information, reports, statistics, and other data and conclusions submitted to FDA or any similar Authority in connection with the Business or Company Group Product Candidates were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications necessary to such filing have failed to be submitted to the FDA or other applicable Authority since such date. To the knowledge of the Company Group, no event has occurred that has adversely affected the integrity, in the aggregate, of data or other results collected or otherwise obtained in connection with clinical trials, nonclinical research and manufacturing activities conducted by or on behalf of the Company Group, on the overall conclusions in any such trial or research with respect to Company Group Product Candidates.

4.28 FDA Approvals. Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company Group possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct the Business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company Group has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company Group nor, to the Company Group’s knowledge, any officer, employee, or agent of the Company Group has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (a) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Authorities, (b) debarment, suspension, or exclusion under any Federal Healthcare Programs or by the General Services Administration or (c) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Authorities. Neither the Company Group nor to the knowledge of the Company Group, any of its officers, employees, or agents, is the subject of any investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Authority pursuant to any similar policy. Neither the Company Group nor, to the Company Group’s knowledge, any of its officers, employees, contractors, and agents has (a) failed to disclose a material fact required to be disclosed to the FDA or any other Authority, (b) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Authority, or (c) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Authority to invoke a similar policy.

4.29 Healthcare Laws. The Company Group has been in compliance with all applicable Laws pertaining to the Company Group Business and all Company Group Product Candidates, including (a) the Federal Food, Drug, and Cosmetic Act and all regulations and FDA guidance documents promulgated thereunder, including 21 C.F.R. Parts 50,54,56,58, and 312, (b) all other Laws regarding the development, conduct, testing, manufacturing, marketing, distributing, analysis, use, reporting or promoting of nonclinical research data or the Company Group Product Candidates, (c) all Laws governing the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of the FDA and the International Council for Harmonization), (d) all Laws governing patient informed consent and (e) all comparable state and non-U.S. Laws relating to any of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect.

4.30 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, (c) approved the Transactions, including the Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, (d) recommended the approval and adoption of this Agreement and the Merger by the Stockholders, and (e) directed that, unless this Agreement has been terminated in accordance with Article 9.3(g), that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.31 Information Supplied. None of the information supplied or to be supplied by Company at the request of the Purchaser for inclusion or incorporation by reference: (a) in any current report of the Purchaser on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the information provided by the Company for inclusion in such documents identified in clauses (a) through (c) above to be publicly filed with the SEC. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates or any third-party, including any Stockholders.

4.32 No Other Representations. The Company acknowledges and agrees that: (a) the Company and its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of the Purchaser; (b) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article V (including the related portions of the Disclosure Schedules); and (c) none of the Purchaser, Merger Sub, their Affiliates nor their respective Representatives have made any express or implied representation or warranty as to the Purchaser, Merger Sub, or this Agreement, except as expressly set forth in Article V (including the related portions of the Disclosure Schedules).

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Purchaser SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature), the Purchaser and Merger Sub hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true, correct and complete as of such earlier date):

5.1 Corporate Existence and Power. Each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser and Merger Sub have all power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Purchaser has either delivered or made available to Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system database, accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Purchaser and Merger Sub, including all amendments thereto. None of Purchaser and Merger Sub are in violation of any of the provisions of their respective certificate of incorporation, bylaws and other charter and organizational documents. Each of the Purchaser and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Purchaser has no subsidiaries other than Merger Sub and neither the Purchaser nor Merger Sub own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than the Purchaser’s ownership of Merger Sub. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub has been formed solely for the purpose of engaging in the Transactions.

5.2 Authorization. The execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and the Additional Agreements to which Purchaser or Merger Sub is a party and the consummation by the Purchaser and Merger Sub of the Transactions are within the corporate powers of the Purchaser and Merger Sub and, subject to receipt of the Purchaser Stockholder Approval, have been duly authorized by all necessary action on the part of the Purchaser and Merger Sub. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and, assuming due authorization, execution and delivery by each other Party to this Agreement and each other party to the Additional Agreements, constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Assuming a quorum is present at the Purchaser Stockholder Meeting, as adjourned or postponed, (a) the affirmative vote of holders of a majority of the outstanding shares of the Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present, for the approval of the Purchaser Charter Amendment and (b) the affirmative vote of the holders of a majority of the shares of the Purchaser Common Stock present in person or by proxy and entitled to vote thereon at the Purchaser Stockholder Meeting for the approval of the Purchaser Stockholder Matters (other than the Purchaser Charter Amendment) are the only votes of any of the Purchaser’s capital stock necessary to adopt this Agreement and to consummate the Business Combination and the other Transactions.

5.3 Governmental Authorization. Except for filings under the HSR Act, neither the execution, delivery nor performance by the Purchaser or Merger Sub of this Agreement or any Additional Agreements to which the Purchaser or Merger Sub is a Party requires any Governmental Approval.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser or Merger Sub of this Agreement and the Additional Agreements does not and will not (a) provided that holders of fewer than the number of the Purchaser Common Stock specified in the Purchaser’s organizational documents exercise their redemption rights with respect to such transaction and assuming approval of the Purchaser Stockholder Matters at the Purchaser Stockholder Meeting, contravene or conflict with the organizational or constitutive documents of the Purchaser, (b) contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to the Purchaser or Merger Sub, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser or Merger Sub or require any payment or reimbursement or to a loss of any material benefit on the part of the Purchaser or Merger Sub under provision of any Purchaser Material Contract, (d) result in the creation or imposition of any Lien on any of the Purchaser Securities or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Purchaser’s or Merger Sub’s assets, except as would not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.

5.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Purchaser or any of its Affiliates upon consummation of the Transactions contemplated by this Agreement or any of the Subscription Agreements.

5.6 Capitalization.

(a) The authorized capital stock of the Purchaser consists of 500,000,000 shares of the Purchaser Class A Common Stock, of which 14,862,500 are issued and outstanding as of the date hereof (inclusive of the Purchaser Class A Common Stock included in any outstanding the Purchaser Units), and 20,000,000 Founder Shares, of which 3,593,750 are issued and outstanding as of the date hereof. In addition, 4,954,167 Purchaser Warrants (inclusive of the Purchaser Private Warrants and the Purchaser Public Warrants included in any outstanding the Purchaser Units) are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of the Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of the Purchaser Common Stock and the Purchaser Warrants are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive or similar rights of any Person.

(b) Immediately prior to the closing of the Transactions contemplated by the Subscription Agreements and the completion of the Merger, the authorized capital stock of the Purchaser will consist of 525,000,000 shares of capital stock, including (i) 500,000,000 shares of the Purchaser Class A Common Stock, (ii) 20,000,000 shares of the Purchaser Class B Common Stock and (iii) 5,000,000 shares of the Purchaser Preferred Stock, of which the Purchaser has committed to issue 3,593,750 shares of the Purchaser Class A Common Stock upon the conversion the Purchaser’s Class B Common Stock to the Sponsor and the Purchaser will have up to 4,954,167 Purchaser Warrants (inclusive of the Purchaser Private Warrants and the Purchaser Public Warrants included in any outstanding the Purchaser Units) issued and outstanding, of which 4,791,666 will be Purchaser Public Warrants which will entitle the holder thereof to purchase Purchaser Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(c) The authorized capital stock of Merger Sub consists of one-thousand (1,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, one-thousand (1,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock (i) have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to any preemptive or similar rights of any Person, and (ii) are owned by the Purchaser, free and clear of all Liens.

(d) Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of the Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of the Purchaser Common Stock, the Purchaser Preferred Stock, Merger Sub Common Stock or any capital equity of the Purchaser or Merger Sub. There are no outstanding contractual obligations of the Purchaser or Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the equity of any other Person. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”); calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any securities of the Purchaser or Merger Sub; or (b) any agreement to which the Purchaser or Merger Sub is a party, or to the knowledge of the Purchaser, any other agreements, with respect to the Purchaser Common Stock, the Purchaser Preferred Stock or Merger Sub Common Stock or any securities exercisable or convertible into the foregoing, including any voting trust, other voting agreement or proxy with respect thereto.

(e) Each share of the Purchaser Common Stock, the Purchaser Preferred Stock, Merger Sub Common Stock and each Purchaser Warrant has been duly authorized and validly issued, is fully paid and non-assessable, have been issued and granted in compliance with applicable securities laws and other applicable Laws, and have not been issued in violation of any preemptive or similar rights of any Person.

(f) The Aggregate Merger Consideration Shares, the shares of the Purchaser Common Stock to be issued by the Purchaser in connection with the Forward Purchase Agreement and Section 8.9, when issued in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable Law and not subject to or issued in violation of any preemptive or similar rights of any Person and will be capable of effectively vesting in the Stockholders title to all such securities, free and clear of all Liens. There are no securities or instruments issued by or to which the Purchaser is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the transactions contemplated by the Forward Purchase Agreement, in each case, that have not been or will be waived on or prior to the Closing Date.

5.7 Information Supplied. None of the information supplied or to be supplied by the Purchaser or Merger Sub for inclusion or incorporation by reference in the filings with the SEC and mailings to the Purchaser’s stockholders with respect to the solicitation of proxies to approve the Transactions, if applicable, or in any other the Purchaser SEC Documents, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the Purchaser SEC Documents).

5.8 Trust Fund. As of the date of this Agreement, the Purchaser has at least $143,753,387 in the trust fund established by the Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of June 30, 2020, between the Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of the Purchaser holding shares of the Purchaser Common Stock sold in the Purchaser’s IPO who shall have elected to redeem their shares of the Purchaser Common Stock pursuant to the Purchaser’s certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Purchaser SEC Documents, the Trust Agreement and the Purchaser’s organizational documents. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of the Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.9 Listing. The Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Warrants (collectively, the “Purchaser Securities”) are listed on the NYSE, with trading tickers PANA.U, PANA and PANA WS. As of the date of this Agreement, (a) the Purchaser is in compliance with applicable continued listing requirements of the NYSE, (b) the Purchaser has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Purchaser Securities, (c) there are no Actions pending or, to the knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Purchaser Securities on the NYSE, including any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on the NYSE and (d) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of the NYSE. There is no action or proceeding pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser by NYSE or the SEC with respect to any intention by such entity to deregister the Purchaser Units, the shares of the Purchaser Class A Common Stock, the Purchaser Class B Common Stock or the Purchaser Warrants or to terminate the listing of the Purchaser on NYSE. None of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser Class A Common Stock, the Purchaser Class B Common Stock or the Purchaser Warrants under the Exchange Act.

5.10 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) (the “Purchaser Board”) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the stockholders of the Purchaser, (c) determined that the Transactions constitutes a “Business Combination” as such term is defined in the Purchaser’s amended and restated certificate of incorporation and bylaws (a “Business Combination”) and (d) recommended that the Purchaser’s stockholders approve the Purchaser Stockholder Matters (the “Purchaser Board Recommendation”). The Merger Sub’s board of directors, has, as of the date of this Agreement unanimously, by resolutions, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the sole stockholder of the Purchaser and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger. The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 Purchaser SEC Documents and Financial Statements.

(a) The Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC through EDGAR since the Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Purchaser SEC Documents”). The Purchaser SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, at the time they were filed with the SEC (except to the extent that information contained in any Purchaser SEC Document or the Purchaser SEC Document has been or is revised or superseded by a later filed the Purchaser SEC Document then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financials”), (i) were prepared in accordance with GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Purchaser makes and keeps accurate Books and Records and maintain a system of internal accounting controls designed, and which the Purchaser believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Purchaser has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others and (ii) are effective in all material respects to perform the functions for which they were established. Since the Purchaser’s formation, there have been no significant deficiencies or material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated) and no change in the Purchaser’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

5.12 Compliance with Laws. Each of the Purchaser and Merger Sub is not in violation of, has not violated, in each case in any material respect, and to the Purchaser’s knowledge, is neither under investigation with respect to nor has been threatened in writing to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, and since its formation, neither the Purchaser nor Merger Sub has not received any subpoenas from any Authority, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect. Except as would not be material to the Purchaser, without limiting the foregoing, neither the Purchaser or Merger Sub is not in violation of, has not violated, and to the knowledge of the Purchaser, is not under investigation with respect to nor has been threatened in writing or charged with or given notice of any violation of any provisions of:

(a) Data Protection Laws and Laws applicable to lending activities;

(b) the Foreign Corrupt Practices Act;

(c) any comparable or similar Law of any jurisdiction; or

(d) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

5.13 OFAC. Neither the Purchaser nor, to the knowledge of the Purchaser, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC. The Purchaser has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Purchaser, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

5.14 Litigation. As of the date of this Agreement, there is no Action pending against, or to the knowledge of the Purchaser, threatened in writing against or affecting, the Purchaser or Merger Sub, or to the knowledge of the Purchaser, any of their officers or directors with respect to the business of the Purchaser or Merger Sub or any securities of the Purchaser or Merger Sub or any of the Purchaser’s or Merger Sub’s assets or any material contract of the Purchaser or Merger Sub before any court, Authority or official or which in any manner challenges or seeks to prevent or enjoin the Transactions. As of the date of this Agreement, there are no outstanding judgments or Orders against the Purchaser or Merger Sub.

5.15 Absence of Certain Changes. Since its formation through the date of this Agreement, neither the Purchaser nor Merger Sub has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect. Except as set forth in the Purchaser’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2019 through the date of this Agreement, there has not been: (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of the Purchaser’s capital stock, or any purchase, redemption or other acquisition by the Purchaser of any of the Purchaser’s capital stock or any other securities of the Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination or reclassification of any of the Purchaser’s capital stock; (c) any material change by the Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (d) any change in the auditors of the Purchaser; (e) any issuance of capital stock of the Purchaser; (f) any revaluation by the Purchaser of any of its assets, including any sale of assets of the Purchaser other than in the Ordinary Course of Business; or (i) any action taken or agreed upon by the Purchaser or any of its Subsidiaries that would be prohibited by Section 6.1(b) if such action were taken on or after the date hereof without the consent of the Company.

5.16 Employees and Employee Benefit Plans. Neither the Purchaser nor Merger Sub (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Plans. Neither the execution and delivery of this Agreement or the other Additional Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by the Purchaser’s officers and directors in connection with activities on the Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by the Purchaser outside of the Trust Account, the Purchaser has no unsatisfied material liability with respect to any officer or director.

5.17 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Trademarks). The Purchaser does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement.

5.18 Contracts.

(a) Other than this Agreement and the Additional Agreements, there are no Contracts to which the Purchaser or Merger Sub is a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $200,000, (b) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser or Merger Sub as its business is currently conducted, any acquisition of material property by the Purchaser or Merger Sub, or restricts in any material respect the ability of the Purchaser or Merger Sub from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the Purchaser SEC Documents.

(b) Each Purchaser Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Purchaser nor, to the knowledge of the Purchaser, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the material terms of any such Purchaser Material Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

5.19 No Undisclosed Liabilities. The Purchaser and Merger Sub have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Purchaser’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2020; (b) arising in the Ordinary Course of Business since June 30, 2020; (c) incurred since June 30, 2020 pursuant to or in connection with this Agreement or the Transactions; (d) disclosed in this Agreement (or its schedules); or (e) which would not reasonably be expected to be material to the Purchaser and its Subsidiaries, taken as a whole.

5.20 Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of the Purchaser’s stockholders, any Additional Agreement, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between the Purchaser, on the one hand, and any related party of the Purchaser, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Purchaser Common Stock or, to the knowledge of the Purchaser, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to the Purchaser, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of the Purchaser, Sponsor, any beneficial owner of five percent (5%) or more of the Purchaser Common Stock or, to the knowledge of the Purchaser, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that the Purchaser or uses, owns or leases (other than through any equity interest in the Purchaser) or (ii) any customer, vendor or other material business relation of the Purchaser or Sponsor.

5.21 Forward Purchase Agreement. The Purchaser has delivered to the Company a true, accurate and complete copy of the Forward Purchase Agreement. The Forward Purchase Agreement is in full force and effect and has not been withdrawn, terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Purchaser, and the commitments contained in the Forward Purchase Agreement have not been withdrawn, terminated or rescinded in any respect. The Forward Purchase Agreement is a legal, valid and binding obligation enforceable in accordance with its terms. No event has occurred that, with or without notice, lapse of time or both, would constitute a default under any condition precedent or material term of the Forward Purchase Agreement and, as of the date hereof, the Purchaser has no reason to believe that any of the conditions to the consummation of the Forward Purchase Agreement will not be satisfied, and, as of the date hereof, the Purchaser is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.22 Tax Matters.

(a) The Purchaser and Merger Sub have or will have timely filed, or caused to be timely filed (taking into account valid extensions), all income and other material Tax Returns required to be filed by them, which Tax Returns are correct and complete in all material respects, and have paid (or withheld and paid over to the appropriate Authority) all Taxes required to be paid (or withheld and paid over) by the Purchaser or Merger Sub other than such Taxes for which adequate reserves in the Purchaser Financials have been established.

(b) There are no Actions pending against the Purchaser or Merger Sub in respect of any material Tax, and neither the Purchaser nor Merger sub has been notified in writing of any proposed material Tax claims or assessments against the Purchaser or Merger Sub (other than, in each case, claims or assessments that have been settled or otherwise resolved in full).

(c) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(d) The Purchaser and Merger Sub have no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes that has not been paid, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business. There are no outstanding requests by the Purchaser or Merger Sub for any extension of time within which to file any Tax Return other than an extension requested in the ordinary course of business.

(e) Neither the Purchaser nor the Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Purchaser and Merger Sub and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(f) No written claim has been made by any Taxing Authority where the Purchaser does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Purchaser nor the Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(h) The Purchaser has not taken any action, and does not have any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions, including the Merger, from qualifying as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1) of the Code.

5.23 PIPE Investment.

(a) The Purchaser has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by the Purchaser with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to the Purchaser solely for purposes of consummating the Transactions in the aggregate amount of all of the Subscription Agreements (the “PIPE Investment Amount”). To the knowledge of the Purchaser, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Purchaser. Each Subscription Agreement is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between the Purchaser and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to the Purchaser the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, the Purchaser does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to the Purchaser, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any material term or condition of any Subscription Agreement and, as of the date hereof, the Purchaser has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to the Purchaser the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by the Purchaser or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.

5.24 Independent Investigation. The Purchaser and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and the Purchaser acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Disclosure Schedules); and (b) none of the Company, its Affiliates nor their respective Representatives have made any express or implied representation or warranty as to the Company Group, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Disclosure Schedules).

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. From the date hereof through the earlier of the termination of this Agreement in accordance with Article X or the Closing Date (the “Interim Period”), each of the Purchaser, Merger Sub and the Company shall, except as required by this Agreement, as set forth on Schedule 6.1, as consented in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), or as required by applicable law (including any COVID-19 Measures), use commercially reasonable efforts to conduct their respective businesses only in the Ordinary Course of Business in all material respects (including with respect to the payment of accounts payable and the collection of accounts receivable), and shall use its commercially reasonable efforts to preserve intact its business relationships with key employees, material suppliers and other material third parties (provided that the Company shall be under no obligation to enter into retention agreements with employees in order to comply with the foregoing).

(a) Without limiting the generality of the foregoing, except as set forth on Schedule 6.1(a), during the Interim Period, without the Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or as contemplated by this Agreement, no member of the Company Group shall:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, or terminate prior to its scheduled expiration date any Material Contract;

(iii) (A) modify, amend or enter into any contract, agreement, lease, license or commitment, which is with respect to Real Property, (B) enter into any contract, agreement, lease, license or commitment that obligates the payment of more than $2,000,000 individually (other than with respect to Real Property or Company IP, or with respect to contract manufacturing contracts with contract manufacturing organizations), or (C) enter into any contract manufacturing contract with a contract manufacturing organization that obligates the payment of more than $5,000,000 individually;

(iv) excluding Company IP, sell, lease, license or otherwise dispose of any of the Company Group’s material assets or assets that are worth $2,000,000 or more (individually or in the aggregate) covered by any Material Contract except (A) pursuant to existing contracts or commitments disclosed herein, and (B) in the Ordinary Course of Business;

(v) make any capital expenditures in excess of $2,000,000 (individually or in the aggregate) outside of the capital expenditure plan made available to the Purchaser on or prior to the date of this Agreement;

(vi) pay, declare or promise to pay any cash or other dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any Stockholder (other than payment of salary, benefits, leases, commissions, grants of Company Options, Company Capital Stock issued upon exercise of Company Options and similar payments in the Ordinary Course of Business);

(vii) obtain or incur any loan or other Indebtedness other than (A) accounts payable, (B) accrued liabilities in the Ordinary Course of Business and (C) Permitted Liens;

(viii) suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(ix) acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse any Company IP except (A) any Patent expiring at the end of its statutory term and not capable of being extended, (B) pursuant to a Standard Contract or (C) granting a non-exclusive license for a Person to perform services for a member of the Company Group pursuant to any contract research, contract manufacturing, molecular testing or similar contracts entered into in the Ordinary Course of Business;

(x) delay, accelerate or cancel any material Indebtedness owed to the Company Group or write off or make further reserves against the same, other than in the Ordinary Course of Business ;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) permit any material insurance policy protecting any of the Company Group’s assets to lapse, other than in connection with such lapse a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) except in the ordinary course of business and consistent with past practice (A) adopt or amend any Company Plan, other than as required to maintain the qualified status of such Company Plan under the Code, or to pay a routine claim for health and welfare benefits or (B) increase compensation or pay any special bonus or other remuneration to any current or former employee, director or other natural person service provider of the Company Group (other than annual or quarterly bonuses in the Ordinary Course of Business, annual compensation increases in the Ordinary Course of Business or in connection with new hires (in compliance with clause (xiv) in the Ordinary Course of Business), but in any event only to the extent there results no more than $3,500,000 in aggregate in cost to the Company;

(xiv) (A) hire any individual as a Company Employee with an annual cash compensation of over $250,000, other than to (1) fill an open position listed on Schedule 6.1(a)(xiv)or (2) replace a Company Employee whose employment terminates after the date of this Agreement, in each case with compensation and benefits that are no more favorable than similarly situated Company Employees; or (B) terminate the employment of any Company Employee at or above the level of Senior Vice President, other than for cause;

(xv) modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employees;

(xvi) waive the restrictive covenant obligations of any Company Employee;

(xvii) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or Authority in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Company;

(xviii) make any change in its financial accounting principles or methods;

(xix) change the place of business or jurisdiction of organization of the Company;

(xx) extend any material loans to employees other than travel or other expense advances to employees in the ordinary course of business;

(xxi) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities except subject to (vi) above, in connection with obtaining any loans or grants in the Ordinary Course of Business or issuance of Company Options in the ordinary course of business or Company Common Stock in connection with exercise of Company Options;

(xxii) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any material accounting method in respect of Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any such agreement entered into in the Ordinary Course of Business not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes (other than a refund resulting from any Tax credit that may have been permitted to be but was not claimed under the FFCRA or CARES Act) or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the Ordinary Course of Business);

(xxiii) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; or

(xxiv) agree to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the Purchaser to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1(a) shall give to the Purchaser, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, each of the Purchaser and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

(b) Without limiting the generality of the foregoing, during the Interim Period, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or as contemplated by this Agreement, the Purchaser and Merger Sub shall not:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision or terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material contract or any other material right or asset of the Purchaser or Merger Sub or any other contract which (A) is with respect to Real Property, (B) extends for a term of one (1) year or more or (C) obligates the payment of more than $500,000 (individually or in the aggregate);

(iii) make any capital expenditures;

(iv) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities;

(v) obtain or incur any loan or other Indebtedness other than (A) accounts payable, (B) accrued liabilities in the ordinary course of business consistent with past practice, (C) Permitted Liens and (D) working capital loans;

(vi) suffer or incur any Lien, except for Permitted Liens, on the Purchaser’s or Merger Sub’s assets;

(vii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(viii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of the Purchaser or Merger Sub;

(ix) permit any material insurance policy protecting any of the Purchaser’s or Merger Sub’s assets to lapse, other than in connection with such lapse a replacement policy having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(x) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of the Purchaser or Merger Sub (including, for the avoidance of doubt, (A) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (B) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(xi) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or Authority in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Purchaser or Merger Sub;

(xii) make any change in its financial accounting principles or methods;

(xiii) change its place of business or jurisdiction;

(xiv) issue, redeem or repurchase any capital stock, or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xv) amend, modify or waive any of the terms or rights set forth in, any Purchaser Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant exercise price set forth therein;

(xvi) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any material accounting method in respect of Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement other than any such agreement entered into in the ordinary course of business not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes (other than a refund resulting from any Tax credit that may have been permitted to be but was not claimed under the FFCRA or CARES Act) or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business);

(xvii) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

(xviii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser; or

(xix) agree to do any of the foregoing.

Nothing herein shall require the Purchaser to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1(b) shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the Purchaser prior to the Closing Date. Prior to the Closing Date, each of the Company and the Purchaser shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

(c) In the event that the Company seeks consent pursuant to Section 6.1(a) or the Purchaser seeks consent pursuant to Section 6.2(b) above, the Company or the Purchaser, as applicable, shall (in lieu of Section 11.1) send a written request via electronic mail to moses.makunje@nuvationbio.com or oleg@ecor1cap.com, respectively.  In the event that the Company or the Purchaser, as the case may be, does not receive a response within five (5) Business Days of such written request, the Purchaser or the Company, as applicable, shall be deemed to have provided such consent.

6.2 Annual and Interim Financial Statements. Each of the Company Group and the Purchaser shall provide the other Party with its consolidated balance sheet, income statements, and other financial information necessary for inclusion in any Purchaser SEC Document and/or the Registration Statement no later than November 30, 2020, all prepared in accordance with GAAP and compliant with SEC requirements, except as otherwise indicated in such statements and subject to year-end audit adjustments and omission of notes.

6.3 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (a) all amounts payable to stockholders holding the Purchaser Units or shares of the Purchaser Common Stock who shall have validly redeemed their the Purchaser Units or shares of the Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or shares of the Purchaser Common Stock, (b) the expenses to the third parties to which they are owed, (c) the Deferred Underwriting Amount to the underwriter in the IPO and (d) the remaining monies in the Trust Account to the Purchaser.

6.4 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use reasonable best efforts to maintain the listing of the Purchaser Securities on the NYSE. Prior to the Effective Time, the Purchaser shall (a) to the extent required by the rules and regulations of the NYSE, prepare and submit to the NYSE a notification form for the listing of the Transaction Securities, and to cause such shares to be conditionally approved for listing (subject to official notice of issuance and any requirement to have a sufficient number of round lot holders of the Purchaser Class A Common Stock) and (b) to the extent required under the rules and regulations of the NYSE, to file an initial listing application for the Purchaser Class A Common Stock on the NYSE (the “NYSE Listing Application”) and to cause such NYSE Listing Application to be approved prior to the Closing.

6.5 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, the Purchaser will prepare and file a “Current Report” on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, the Purchaser and the Company shall also issue a joint press release announcing the execution of this Agreement and shall file such joint press release on a “Current Report” on Form 8-K.

(b) Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release.

6.6 Section 16 of the Exchange Act. Prior to the Closing, the Purchaser Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of the Purchaser Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

6.7 No Solicitation. During the Interim Period, none of the Purchaser Board or the Purchaser and Merger Sub, on the one hand, or the Company or any of its Subsidiaries, or the Company’s board of directors (the “Company Board”), on the other hand, will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) in the case of the Purchaser, fail to include the Purchaser Board Recommendation in (or remove from) the Registration Statement, (e) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, (f) submit any Acquisition Proposal to the vote of any securityholders of the Purchaser, the Company or any of its Subsidiaries (as applicable), (g) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s board of directors of this Agreement and/or any of the Transactions, or, in the case of the Purchaser, the Purchaser Board Recommendation, (h) approve any transaction, or any third party becoming an “interested stockholder”, under applicable Laws or (i) resolve, propose or agree to do any of the foregoing (any of the actions described in clauses (c)-(i), a “Change of Recommendation”). Both the Company and the Purchaser and Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Each of the Purchaser and the Company shall notify the other Party within 48 hours of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that constitutes or could reasonably be expected to constitute an Acquisition Proposal, including a correct and complete copy thereof if in writing or a written summary of the material terms thereof if it is not in writing, and the identity of the party making such inquiry, proposal, offer or request for information. If a Representative of either Party, whether in his, her or its capacity as such or in any other capacity, takes any action that such Party is obligated pursuant to this Section 6.7 not to take, then such Party shall be deemed for all purposes of this Agreement to have breached this Section 6.7.

6.8 Tax Matters.

(a) All Transfer Taxes that may become due and payable as a result of the Transactions, levied on the Purchaser or the Company, shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Company. The Purchaser will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and any expenses incurred in connection with the filing of such Tax Returns or other documentation shall be paid (50%) by the Purchaser and fifty percent (50%) by the Company. If required by applicable Law, the Company will join the Purchaser in the execution of any such Tax Return and other documentation.

(b) The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of the Purchaser and the Company are parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by an Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company and the Purchaser letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and the Purchaser, at such time or times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Registration Statement.

(c) At the Closing, the Company shall deliver to the Purchaser a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for the Purchaser to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing.

6.9 Regulatory Compliance.

(a) As promptly as practicable after execution and delivery of this Agreement, the Purchaser and Company shall each use its reasonable best efforts, and shall cooperate with each other, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including and in no event later than ten (10) Business Days thereafter in the case of the HSR Act, the Purchaser and the Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act, in order to obtain the authorization, approval or consent of any Authority, or expiration or termination of the waiting periods under such Laws, that may be reasonably required, in connection with the consummation of the Transactions.

(b) The Purchaser and the Company shall cooperate with each other and shall each use its respective reasonable best efforts to obtain promptly all authorizations, approvals, consents, expirations or terminations of applicable waiting periods necessary or advisable for the consummation of this Agreement. Each of the Parties will furnish to the other Parties such information and assistance as may be reasonably requested in connection with the foregoing, including by: (i) timely furnishing to each other all information required to be included in such documents; (ii) to the extent not prohibited by such Authority and practicable, keeping each other reasonably informed of any communication received by such Party from, or given by such Party to, any Authority, and promptly providing each other with copies of all written communications to or from any Authority; (iii) responding promptly to and complying with any reasonable request for additional information or documents; (iv) to the extent practicable, permitting the Company or the Purchaser (as the case may be) to review in advance and consider in good faith incorporating the other Party’s reasonable comments in any communication given by it to any Authority; and (v) to the extent there are any meetings or substantive calls with any Authority, the Company and the Purchaser shall each permit the other to attend such meetings or calls unless prohibited by such Authority; provided that materials required to be provided pursuant to this Section 6.9(b) may be limited to outside counsel and may be redacted (i) to remove references to privileged information, (ii) the valuation of the Company, and (iii) as necessary to comply with contractual arrangements.

(c) Notwithstanding the foregoing, nothing in this Section 6.9 or otherwise in this Agreement shall require the Purchaser, any Purchaser Affiliate, or the Company to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser, any Purchaser Affiliate, or the Company or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Purchaser or any Purchaser Affiliate, or the Company.

(d) All fees and payments required to be made to any Authority in accordance with this Section 6.9, whether under the HSR Act, shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Company.

(e) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Authority, or the expiration or termination of any waiting period of any required filings or applications under any Laws relating to antitrust, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

6.10 Employment Agreements. Prior to the Closing, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the date of this Agreement, and on such terms as shall not be in the aggregate, materially different from the terms of such officer’s employment (inclusive of rights of such officer under Plans and policies) as of the date of this Agreement, as shall be reasonably determined by the Company (provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement).

6.11 Registration Rights Agreement. Prior to the Closing, the Company may cause the Stockholders listed on Schedule 6.11 to deliver, or cause to be delivered, to the Purchaser duly executed counterpart signature pages to the Registration Rights Agreement.

Article VII
COVENANTS OF THE COMPANY AND THE PURCHASER

The Company and the Purchaser acknowledge and agree that:

7.1 Access to Information. During the Interim Period, each of the Company and the Purchaser shall (a) continue to give the other Party, its legal counsel and other representatives reasonable access during normal business hours to the offices, properties and Books and Records of such Party, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and representatives to cooperate with the other Party in its investigation of such Party’s business; provided that no investigation pursuant to this Section 7.1 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided, further, that any investigation pursuant to this Section 7.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Purchaser during normal business hours under the supervision of appropriate personnel of the Company. Nothing herein shall require a Party to disclose or provide access to any information (a) which primarily relates to the negotiation of this Agreement or the Transactions or (b) that could be detrimental to such Party’s business or operations or if such disclosure could, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege (so long as such Party has reasonably cooperated with the other Party to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), or (ii) contravene any applicable Law, including those related to antitrust, or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or the Purchaser is a party).

7.2 Notices of Certain Events. During the Interim Period, each of the Company and the Purchaser shall promptly notify the other Party in writing of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien (other than Permitted Liens) on any Company Common Stock, the Purchaser Common Stock, Merger Sub Common Stock or any of the Company Group’s or the Purchaser’s or Merger Sub’s assets;

(b) any notice or other communication from any Authority in connection with the Transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened in writing against, involving the Company, the Purchaser, Merger Sub, the Company Common Stock, the Purchaser Common Stock, Merger Sub Common Stock or the Company’s or the Purchaser’s or Merger Sub’s assets or the Business or that relate to the consummation of the Transactions (shareholder demands or other shareholder proceedings (including derivative claims) that relate to the consummation of the Transactions contemplated by this Agreement or the Additional Agreements, “Transaction Litigation”) following which the Purchaser and the Company shall each (i) keep the other reasonably informed regarding any Action, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Action that is a Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any Transaction Litigation and (iv) reasonably cooperate with each other; provided however, that the Purchaser and the Company shall jointly control the negotiation, defense and settlement of any Transaction Litigation; provided, further, however, that in no event shall the Purchaser, on the one hand, or the Company, on the other hand, settle or compromise any Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed);

(d) the occurrence of any fact or circumstance which constitutes or results, or is reasonably be expected to constitute or result, in a Material Adverse Effect or Purchaser Material Adverse Effect; and

(e) the occurrence of any fact or circumstance that renders any representation or warranty under Article IV by the Company or Article V by the Purchaser untrue or inaccurate such that the conditions set forth in Sections 9.2(b) or 9.3(b), respectively, would not be satisfied.

No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.3 Company IP Maintenance Filings and Payments. From and after the date of this Agreement and prior to the Closing Date, Company shall, and shall cause each other member of the Company Group to, in good faith and with reasonable care and diligence and at its own expense, take actions (including payment of fees or filing of documents) that must be taken within three (3) months after the Closing Date for the purposes of obtaining, maintaining, perfecting, or renewing any existing rights in any Company IP.

Article VIII
COVENANTS OF ALL PARTIES HERETO

The Parties hereto covenant and agree that:

8.1 Registration Statement.

(a) As soon as reasonably practicable after the date hereof, the Purchaser and the Company shall prepare and the Purchaser shall file a preliminary Registration Statement (in which a proxy statement (the “Proxy Statement”) shall be included as a prospectus), with the SEC for purposes of (i) approval of the Business Combination and the other Transactions, (ii) approval of the Purchaser Charter (the “Purchaser Charter Amendment”), (iii) approval, on a non-binding advisory basis, of certain differences between the Purchaser’s current certificate of incorporation and the Purchaser Charter in accordance with the requirements of the SEC, (iv) approval of the issuance of more than 20% of the issued and outstanding shares of the Purchaser Common Stock pursuant to this Agreement, pursuant to NYSE requirements, (v) election of directors of the Purchaser in accordance with Section 8.12, (vi) approval of the Equity Incentive Plan, (vii) approval of the Purchase Plan, and (viii) approval of any adjournment of the Purchaser Stockholder Meeting in the event the Purchaser does not receive the requisite vote to approve the matter set forth in clause (i)-(vii) above and (ix) any other proposals the Parties deem necessary or desirable to consummate the Transactions (the approvals described in foregoing clauses (i) through (ix), collectively, the “Purchaser Stockholder Matters”). Each of the Purchaser and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by the Purchaser and the Company. The Purchaser will advise the Company, promptly after the Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Purchaser shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Purchaser Board and in compliance with Section 8.2, as promptly as practicable (but in no event later than three (3) Business Days following effectiveness except as otherwise required by applicable Law) following the Registration Statement becoming declared effective under the Securities Act. The Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(b) The Purchaser will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Authority for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between the Purchaser or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Authority, on the other hand, with respect to the Registration Statements or Offer Documents. The Purchaser shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. The Purchaser shall (i) consult with the Company and obtain the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to providing a written response to any comments or inquiries by the SEC or any other Authority with respect to any filings related to the Merger, (ii) provide the Company and its Representatives with reasonable opportunity to review and comment on any such written response in advance and (iii) promptly inform the Company whenever any event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents, and the Purchaser shall provide the Company and its Representatives with a reasonable opportunity to review and comment on any such amendment or supplement in advance and obtain the Company’s prior consent with respect to such filing of an amendment or supplement to the Registration Statement or Proxy Statement (such consent not to be unreasonably withheld, conditioned or delayed), and shall cooperate in filing with the SEC or its staff or any other official of any Authority, and/or mailing to the Purchaser’s stockholders, such amendment or supplement. The Company shall promptly inform the Purchaser whenever the Company discovers any event relating to the Purchaser or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(c) In connection with any filing the Purchaser makes with the SEC that requires information about the Transactions to be included, the Company will, and will use reasonable best efforts to cause its Representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use reasonable best efforts to (i) cooperate with the Purchaser, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information requested by the Purchaser or the Purchaser’s Representatives in connection with any filing with the SEC.

(d) If, at any time prior to the Purchaser Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Purchaser shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform the Purchaser of such information, event or circumstance.

8.2 Purchaser Stockholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, the Purchaser shall, in accordance with applicable Law, NYSE rules, the Purchaser Charter and the Purchaser Bylaws, establish a record date for (which date shall be mutually agreed with the Company), duly call, give notice of, convene and hold a meeting of the Purchaser’s stockholders (including any adjournment or postponement thereof, including for the purpose of soliciting additional proxies in favor of the adoption of this Agreement, the “Purchaser Stockholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Purchaser Stockholder Matters (the “Purchaser Stockholder Approval”) (which meeting shall be held not more than twenty-five (25) days after the date on which the Purchaser mails the Proxy Statement to its stockholders unless otherwise agreed in writing between the Parties). The Purchaser will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Purchaser Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law and its certificate of incorporation and bylaws. The Purchaser shall not adjourn or postpone the Purchaser Stockholder Meeting without the prior written consent of Company; provided that the Purchaser may adjourn or postpone the Purchaser Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that the Purchaser reasonably determines (following consultation with Company, except with respect to any Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the Purchaser’s stockholders in advance of a vote on the adoption of this Agreement, (ii) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, there are insufficient shares of the Purchaser Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholder Meeting or (iii) if, as of the time that the Purchaser Stockholder Meeting is originally scheduled, adjournment or postponement of the Purchaser Stockholder Meeting is necessary to enable the Purchaser to solicit additional proxies required to obtain the Purchaser Stockholder Approval; provided that the Purchaser may postpone or adjourn on one (1) occasion so long as the date of the Purchaser Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment.

(b) (i) the Registration Statement shall include a statement to the effect that the Purchaser Board has unanimously recommended that the Purchaser’s stockholders vote in favor of the Purchaser Stockholder Matters at the Purchaser Stockholder Meeting and (ii) neither the Purchaser Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation.

8.3 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously each of the Transactions. The Parties hereto shall execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the Transactions. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing herein (including this Section 8.3) shall require the Company to use efforts to cause, or attempt to cause, any purchase of any Purchaser Class A Common Stock pursuant to the terms of any Subscription Agreement.

8.4 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with Article 9.3(g), upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to the Purchaser, of Stockholders sufficient to approve the adoption of this Agreement, the Merger and the other Transactions in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Written Consent”) no later than five (5) Business Days after the Registration Statement has been declared effective by the SEC.

8.5 Compliance with SPAC Agreements. The Purchaser shall comply with each of the agreements entered into in connection with the IPO.

8.6 Confidentiality. The Purchaser and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Except as necessary to complete the Registration Statement or the PIPE Investment, the Company, on the one hand, and the Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources on a non-confidential basis, which source is not the agent of the other Party, by the Party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other Party), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent permitted by applicable Law, such Party shall give timely written notice to the other Party (which, for clarity, shall in the case of the Company be to the Purchaser and in the case of the Purchaser be to the Company) so that such Party may have an opportunity to obtain a protective order or other appropriate relief, and such Party shall only disclose the minimum amount of such confidential information so required to be disclosed. The Parties acknowledge that some previously confidential information will be required by applicable Law to be disclosed in the Registration Statement. The Company acknowledges that, in connection with the PIPE Investment, the Purchaser shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include confidential material; provided that, the Purchaser provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

8.7 Indemnification; Insurance.

(a) From and after the Closing Date and for a period of six years thereafter, the Purchaser shall fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Purchaser or the Company Group, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Purchaser, the Company Group, on the other hand, in effect on the date hereof and as set forth on Schedule 8.7(a), and any indemnification provisions under the Purchaser Charter or the Purchaser Bylaws, Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Closing Date. Prior to the Closing Date, the Company shall enter into a directors’ and officers’ liability insurance policy covering the current and former directors, officers and employees, as the case may be, of the Company (the “Company Insured Parties”) on customary terms that are no less favorable to the Company Insured Parties than those of any directors’ and officers’ liability insurance policy maintained by the Company covering the Insured Parties as of the date of this Agreement (such policy, a “Company D&O Policy”), for a period of six (6) years after the Closing Date. All costs and expenses related to the Company D&O Policy, including the insurance premiums, shall be paid by the Company.

(b) Prior to the Closing Date, the Purchaser shall enter into a directors’ and officers’ liability insurance policy covering the current and former directors, officers and employees, as the case may be, of the Purchaser (the “Purchaser Insured Parties”) on customary terms that are no less favorable to the Purchaser Insured Parties than those of any directors’ and officers’ liability insurance policy maintained by the Purchaser covering the Purchaser Insured Parties as of the date of this Agreement (such policy, a “Purchaser D&O Policy”), for a period of six (6) years after the Closing Date. All costs and expenses related to the Purchaser D&O Policy, including the insurance premiums, shall be paid by the Purchaser.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Transactions and shall be binding, jointly and severally, on the Purchaser, the Company Group and all successors and assignees of the Purchaser and the Company Group. In the event that the Purchaser or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, the Purchaser shall cause proper provisions to be made so that the successors and assigns of the Purchaser assume the obligations set forth in this Section 8.7.

(d) The obligations of the Purchaser and the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 8.7 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 8.7 applies shall be third-party beneficiaries of this Section 8.7.

(e) The Purchaser shall assume, be jointly and severally liable for, and shall cause its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any member of the Company Group, or any other indemnification arrangement or otherwise.

(f) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the Company with the directors and officers of the Purchaser individuals set forth on Schedule 8.7(f) (the “Indemnification Agreements”), which indemnification agreements shall continue to be effective following the Closing.

8.8 PIPE Investment. Unless otherwise approved in writing by the Company, the Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements (which consent or approval shall not be unreasonably withheld, conditioned or delayed). The Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Purchaser in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that the Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (c) confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) without limiting the Company’s rights to enforce certain of such Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that the Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) the Purchaser the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, the Purchaser shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to the Purchaser; (b) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (c) if the Purchaser does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. The Purchaser shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of the Purchaser Class A Common Stock as and when required under any such Subscription Agreements.

8.9 Additional Purchase Right. In the event that at Closing the Available Closing Purchaser Cash would not be sufficient to satisfy the condition in Section 9.3(d), then Sponsor and its Affiliates shall have the right (but not the obligation) to purchase immediately prior to the Closing additional shares of the Purchaser Class A Common Stock, valued at $10.00 per share for such purpose up to the amount of such deficiency subject to, substantially the same terms and conditions set forth in the Subscription Agreements.

8.10 Equity Incentive Plan and Purchase Plan. Prior to the effectiveness of the Registration Statement, the Purchaser shall approve, and subject to approval of the stockholders of the Purchaser, adopt, (a) an equity incentive plan that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries, with a total pool of awards of the Purchaser Class A Common Stock not exceeding eighteen and one half percent (18.5)% of the Fully-Diluted Purchaser Common Stock immediately following the Closing (inclusive of the shares available for issuance under such plan), with an annual “evergreen” increase of not more than four percent (4%) of the Fully-Diluted Purchaser Common Stock outstanding as of the day prior to such increase (inclusive of the shares available for issuance under such plan) in a form otherwise mutually agreed by Purchaser and the Company (the “Equity Incentive Plan”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to the Purchaser Class A Common Stock to employees of the Surviving Corporation and its Subsidiaries, with a total pool of shares of the Purchaser Class A Common Stock not exceeding two percent (2%) of the Fully-Diluted Purchaser Common Stock immediately following the Closing (inclusive of the shares available for issuance under the plan), with an annual “evergreen” increase of one percent (1%) of the Fully-Diluted Purchaser Common Stok outstanding as of the day prior to such increase (inclusive of the shares available for issuance under the plan), in a form otherwise mutually agreed by Purchaser and the Company (the “Purchase Plan”).  “Fully-Diluted Purchaser Common Stock” means the aggregate number of (i) shares of Purchaser Class A Common Stock, (ii) shares of Purchaser Class B Common Stock, and (iii) securities convertible into or exercisable for Purchaser Common Stock.

8.11 Continuing Employees.

(a) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any Plan of the Surviving Corporation or any of its Subsidiaries, solely to the extent such Plan provides benefits to any Continuing Employee after the Closing Date (including the Company Plans) (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company or any of its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Company Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of any defined benefit pension accrual under any New Plan and (iii) for purposes of any subsidy provided for any post-employment welfare benefits under any New Plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Continuing Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Surviving Corporation shall, or shall cause any of its Subsidiaries to, use commercially reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or any of its Subsidiaries in which such Continuing Employee participated immediately prior to the Closing Date and (B) any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Nothing in this Section 8.11 shall be treated as an amendment of, or undertaking to amend, any Company Plan or any other Plan, program, agreement or arrangement. The provisions of this Section 8.11 are solely for the benefit of the Parties, and nothing in this Section 8.11, express or implied, shall confer upon any current or former director, officer, employee or natural person service provider of any member of the Company Group or legal representative or beneficiary thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Company Plan that such employee, representative, beneficiary or other Person would not otherwise have under the terms of that Company Plan.

8.12 Post-Closing Directors. The Purchaser and the Company shall take all reasonably necessary action so that immediately after the Effective Time, the board of directors of the Purchaser is comprised of the individuals designated on Schedule 8.12.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on the consummation of the Closing.

(b) There shall not be any Action brought by any Authority to enjoin or otherwise restrict or make illegal the consummation of the Closing.

(c) Any waiting period under the HSR Act shall have expired or been terminated.

(d) After giving effect to the Transactions, including the PIPE Investment, the Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Redemptions immediately after the Effective Time.

(e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn.

(f) The Purchaser Stockholder Approval shall have been obtained in accordance with the provisions of the Purchaser Charter and applicable Laws, including the DGCL, NYSE rules and the Exchange Act.

(g) The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s organizational documents, as amended and in effect on the date hereof.

9.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Merger is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have performed in all material respects its obligations hereunder required to be performed by it pursuant to this Agreement at or prior to the Closing Date.

(b) (x) The Fundamental Representations (other than the Fundamental Representations in Section 4.5 (Capitalization)) shall: (A) if qualified by materiality or Material Adverse Effect (i) be true, correct and complete at and as of the date of this Agreement and (ii) be true, correct and complete as of the Closing Date (or in the case of (i) and (ii) except to the extent such representations and warranties expressly relate to a specified date, and in such case, shall be true, correct and complete at and as of such earlier date) and (B) if not qualified by materiality or Material Adverse Effect (i) be true, correct and complete in all material respects at and as of the date of this Agreement and (ii) be true, correct and complete in all material respects as of the Closing Date (or in the case of (i) and (ii) except to the extent such representations and warranties expressly relate to a specified date, and in such case, shall be true, correct and complete in all material respects at and as of such earlier date); provided that the Fundamental Representations of the Company contained in Section 4.5 (Capitalization) shall be true, correct and complete other than de minimis inaccuracies; and (y) all other representations and warranties of the Company set forth in Article IV hereof, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (1) be true, correct and complete at and as of the date of this Agreement and (2) be true, correct and complete as of the Closing Date (or in the case of (i) and (ii) except to the extent such representations and warranties expressly relate to a specified date, and in such case, at and as of such earlier date), except in each case for any inaccuracies in such representations and warranties which, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(c) There shall have been no event, change or occurrence that is continuing, which, individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect.

(d) The Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2 (the “Company Certificate”).

(e) There shall be no Closing Indebtedness.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it pursuant to this Agreement at or prior to the Closing Date.

(b) (x) The representations and warranties in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization) and 5.5 (Finders’ Fees) shall (A) if qualified by materiality or Purchaser Material Adverse Effect (i) be true, correct and complete in all respects at and as of the date of this Agreement and (ii) be true, correct and complete as of the Closing Date (or in the case of (i) and (ii) except to the extent such representations and warranties expressly relate to a specified date, and in such case, shall be true correct and complete as of such earlier date) and (B) if not qualified by materiality or Purchaser Material Adverse Effect (i) be true, correct and complete in all material respects at and as of the date of this Agreement and (ii) be true, correct and complete in all material respects as of the Closing Date (or in the case of (i) and (ii) except to the extent such representations and warranties relate to a specified date, and in such case, shall be true, correct and complete in all material respects at and as of such earlier date), (y) the representations and warranties the Purchaser and Merger Sub contained in Section 5.6 (Capitalization), shall be true, correct and complete other than de minimis inaccuracies), and (z) all other representations and warranties of the Purchaser and Merger Sub set forth in Article V hereof, disregarding all qualification and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (1) be true, correct and complete at and as of the date of this Agreement and (2) be true, correct and complete as of the Closing Date (or in the case of (1) and (2) except to the extent such representations and warranties expressly relate to a specified date, and in such case, at and as of such earlier date) for any inaccuracies in such representations and warranties which, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Purchaser Material Adverse Effect.

(c) The Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect set forth in clauses (a) and (b) of this Section 9.3.

(d) Subject to Section 8.9, the Available Closing Purchaser Cash shall equal or exceed the Cash Closing Requirement.

(e) The Transaction Securities to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on the NYSE subject to any requirement to have a sufficient number of round lot holders of the Purchaser Class A Common Stock.

(f) The Purchaser Charter and the Purchaser Bylaws shall be effective as of the Closing.

(g) The persons listed on Schedule 9.3(g) shall have resigned from all of their positions and offices with the Purchaser and Merger Sub, in each case, to be effective as of, and conditioned upon the occurrence of, the Closing.

(h) All conditions to the funding pursuant to the Forward Purchase Agreement, if any shall have been satisfied, and such funding shall have been delivered to the Purchaser least one (1) Business Day prior to the Closing Date in accordance with the Forward Purchase Agreement, such that the funding of the will be consummated immediately prior to the Closing in accordance with the terms of the Forward Purchase Agreement.

Article X

TERMINATION

10.1 Termination Without Default.

(a) In the event that the Closing of the Transactions has not occurred by April 18, 2021 (the “Outside Closing Date”), the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(a) if the failure of the Closing to occur prior to the Outside Closing Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party. Such right may be exercised by the Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date; provided, further, that to the extent a Government Shutdown prevents the consummation of the Transactions prior to the Outside Closing Date, the Outside Closing Date shall be automatically extended day-for-day, for each Business Day the Government Shutdown is in effect for a maximum of thirty (30) days unless otherwise mutually agreed by the Parties in writing.

(b) In the event that a court of competent jurisdiction or other Authority shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action shall be final and nonappealable, the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if such action by such court or Authority is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party.

(c) In the event that the Purchaser fails to receive the Purchaser Stockholder Approval at the Purchaser Stockholder Meeting (subject to any adjournment or recess of such special meeting pursuant to Section 8.2(a)), the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement by written notice to the other Party; provided that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such Purchaser Stockholder Approval is proximately caused by any action or failure to act of the Purchaser that constitutes a breach of this Agreement.

(d) In the event that the Company fails to receive the Company Stockholder Approval within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to Stockholders, the Purchaser shall have the right, at its sole option, to terminate this Agreement; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 10.1(a) if the failure to receive the Company Stockholder Approval is attributable to any failure on the part of the Purchaser.

(e) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Purchaser and the Company.

10.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement on or prior to the Closing Date by giving written notice to the Company, without prejudice to any rights or obligations the Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and cannot be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice describing in reasonable detail the nature of such breach; provided that if such breach is curable by the Company prior to the Closing, then the Purchaser may not terminate this Agreement under this Section 10.2(a) until the earlier of: (i) thirty (30) days after delivery of such written notice to the Company and (ii) the Outside Closing Date; provided, further, that, the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.2(a) if the Purchaser is then in material breach of any representation, warranty, agreement or covenant that would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied if the Closing was scheduled to occur on such date or if such breach by the Company is cured during such thirty (30) day period.

(b) The Company may terminate this Agreement on or prior to the Closing Date by giving written notice to the Purchaser, without prejudice to any rights or obligations the Company may have, if the Purchaser or Merger Sub shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and cannot be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Purchaser of a written notice describing in reasonable detail the nature of such breach; provided that if such breach is curable by the Purchaser or Merger Sub prior to the Closing, then the Company may not terminate this Agreement under this Section 10.2(b) until the earlier of: (i) thirty (30) days after delivery of such written notice from the Purchaser and (ii) the Outside Closing Date; provided, further, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 10.2(b) if the Company is then in material breach of any representation, warranty, agreement or covenant that would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied if the Closing was scheduled to occur on such date or if such breach by the Purchaser or Merger Sub is cured during such thirty (30) day period.

10.3 Termination for Triggering Event. Either the Purchaser or the Company may, by written notice to the other Party, terminate this Agreement on or prior to the Closing Date, without prejudice to any rights or obligations of such Party, if a Triggering Event with respect to the other Party shall have occurred.

10.4 Effect of Termination. If this Agreement is terminated pursuant to this Article X, this Agreement shall become void and of no effect without liability of any Party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such Party) to any other Party, other than liability of any Party for Fraud. The provisions of Section 8.6, this Section 10.4 and Article XI shall survive any termination hereof pursuant to this Article X.

Article XI
MISCELLANEOUS

11.1 Notices. Any notice and other communications hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first (1st) Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

if to the Purchaser or Merger Sub, to:

Panacea Acquisition Corp.
357 Tehama Street, Floor 3
San Francisco, CA
E-mail: oleg@ecor1cap.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attn: Michael J. Mies
E-mail: michael.mies@skadden.com

if to the Company or the Surviving Corporation to:

Nuvation Bio Inc.

1500 Broadway, Suite 1401
New York, NY 10036

Attn: David Hung, M.D.
E-mail: david.hung@nuvationbio.com

with a copy to (which shall not constitute notice):

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111
Attn: Kenneth Guernsey; John McKenna; and Rama Padmanabhan

E-mail: kguernsey@cooley.com; jmckenna@cooley.com; and rama@cooley.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each Party; provided, however that after any such adoption of this Agreement by Company Stockholder Approval, no amendment shall be made which Law requires further approval of the Stockholders without the further approval of such Stockholders, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, diminution in value, punitive, consequential, special, indirect, or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. The Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party (which, for clarity, shall in the case of the Company be from the Purchaser and in the case of the Purchaser and Merger Sub be from the Company). If a Party is required to make such a disclosure as required by law, the Parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in the Purchaser SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); and (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law.

11.5 Expenses. The costs and expenses incurred by the Company and the Purchaser in connection with this Agreement and the Transactions, including any Transaction Expenses and the Deferred Underwriting Amount, shall be paid by the Purchaser at the Closing; provided, for the avoidance of doubt, that if the Closing does not take place, each Party shall bear its own costs and expenses in connection with this Agreement and the Transactions.

11.6 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party (which, for clarity, shall in the case of the Company be from the Purchaser and in the case of the Purchaser and Merger Sub be from the Company). Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

11.8 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one (1) agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other Parties.

11.9 Entire Agreement. This Agreement together with the Additional Agreements, including the exhibits and schedules hereto and thereto, sets forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related to the subject matter hereof and thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) “knowledge” with respect to an entity shall mean with respect to any matter in question the actual knowledge of such entity’s executive officers after reasonable inquiry, and as such term is used with respect to the Company, it shall mean such knowledge of each of the individuals listed on Section 11.11(g) of the Disclosure Schedule (each, a “Key Company Employee”). With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches.

11.12 Third Party Beneficiaries. Except as provided in Section 8.7 and Section 11.14, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. Reference is made to the final prospectus of the Purchaser, dated July 2, 2020 (the “Prospectus”). The Company acknowledges that it has been advised by the Purchaser that, as described in the Prospectus, the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, the Purchaser’s public stockholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem one-hundred percent (100%) of the Purchaser Common Stock if the Purchaser fails to complete a Business Combination within the allotted time period, then for the redemption of any Purchaser Common Stock properly tendered in connection with such vote. For and in consideration of the Purchaser agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions pursuant to Section 11.16 hereof (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account after giving effect to the redemption of the Purchaser Class A Common Stock pursuant to the Redemptions in connection with the Closing) in accordance with the terms of this Agreement and the Trust Agreement, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Purchaser and any assets that have been purchased or acquired with any such funds). This Section 11.13 shall survive termination of this Agreement for any reason.

11.14 Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties to this Agreement, and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the Transactions, except with respect to Fraud against the person who committed such Fraud.

11.15 Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, manner of service of process, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.15. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

11.16 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.17 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Cooley LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Additional Agreements, and the Transactions and (ii) Skadden, Arps, Slate, Meagher & Flom LLP (“Prior Purchaser Counsel”) has acted as counsel to the Purchaser in various matters involving a range of issues and as counsel to the Purchaser in connection with the negotiation of this Agreement and the Additional Agreements and the Transactions.

(b) In connection with any matter or dispute under this Agreement, the Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Group after the Closing to irrevocably waive and agree not to asset, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of any member of the Company Group (collectively, the “Company Advised Parties”) prior to and after the Closing, (iii) Prior Purchaser Counsel’s prior representation of the Purchaser and (iv) Prior Purchaser Counsel’s representation of the Sponsor, any subsidiary of the Purchaser and/or any Purchaser stockholders (collectively, the “Purchaser Advised Parties”) prior to and after the Closing.

(c) The Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by the Purchaser or the Company Group after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by the Purchaser or the Company Group after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Closing, the Company Group and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group, that in the event of any dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) Sponsor, the stockholders or holder of other equity interests of the Purchaser or Sponsor and/or any of their respective directors, members, partners, officers employees or Affiliates on the one hand and (y) the Surviving Corporation or any of the Company Advised Parties, on the other hand, all legally privileged communications made prior to the Closing in any form or format whatsoever between or among any of Prior Purchaser Counsel, the Company, any of the Purchaser Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Purchaser Deal Communications”) shall be deemed to be retained and owned collectively by the Purchaser Advised Parties, shall be controlled by Sponsor and shall not pass to or be claimed by the Purchaser or the Company Group after the Closing. All Purchaser Deal Communications that are attorney-client privileged (the “Privileged Purchaser Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Purchaser or the Company Group after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Closing, the Company Group and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company Group, on the one hand, and a third party other than Sponsor, on the other hand, the Purchaser or the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications or Privileged Purchaser Deal Communications to such third party; provided, however, that neither the Purchaser nor the Company Group may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of Surviving Corporation or (ii) Privileged Purchaser Deal Communications without the prior written consent of Sponsor. In the event that the Purchaser or the Company Group is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, the Purchaser shall immediately (and, in any event, within two (2) Business Days) notify Surviving Corporation in writing (including by making specific reference to this Section 11.17) so that Surviving Corporation can seek a protective order and (ii) the Privileged Purchaser Deal Communications, the Surviving Corporation shall immediately (and, in any event, within two (2) Business Days) notify Sponsor in writing (including by making specific reference to this Section 11.17) so that Sponsor can seek a protective order and, in either case, the Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Company Group after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior Purchaser Counsel constitute property of its clients, only Sponsor and the other Purchaser Advised Parties shall hold such property rights and Prior Purchaser Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Purchaser Deal Communications by reason of any attorney-client relationship between Prior Purchaser Counsel, on the one hand, and the Purchaser, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) The Purchaser agrees on behalf of itself and the Company Group after the Closing, (i) to the extent that the Purchaser or, after the Closing, the Company Group receives or takes physical possession of any Company Deal Communications or Purchaser Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, the Purchaser Advised Parties or any other Person, of the privileges or protections described in this Section 11.17, and (b) neither the Purchaser nor the Company Group after the Closing shall assert any claim that any of the Company Advised Parties, the Purchaser Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or Purchaser Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation or Sponsor, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Company Group after the Closing has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain Purchaser Deal Communications from Prior Purchaser Counsel so long as such Purchaser Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

11.18 No Survival. The Parties hereto, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

PANACEA ACQUISITION CORP.

By:	/s/ Oleg Nodelman
	Name:	Oleg Nodelman
	Title:	Founder

Merger Sub:

PANACEA MERGER SUBSIDIARY CORP

By:	/s/ Sarah Marriott
	Name:	Sarah Marriott
	Title:	Secretary

Company:

NUVATION BIO INC.

By:	/s/ David Hung
	Name:	David Hung, M.D.
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

FORM OF PURCHASER CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PANACEA ACQUISITION CORP.

Panacea Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify that:

ONE: The name of the Company is “Panacea Acquisition Corp.” The original certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 24, 2020.

TWO: This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Company’s certificate of incorporation, was duly adopted by the Company’s Board of Directors and stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THREE: The Company’s certificate of incorporation is hereby amended, integrated and restated to read as follows:

I.

The name of this corporation is Nuvation Bio Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is [●] shares, [●] shares of which shall be Class A Common Stock (the “Class A Common Stock”), [●] shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and [●] shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.00001 per share, and the Preferred Stock shall have a par value of $0.00001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1.  Definitions.

(a) “Acquisition” means: (A) any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the Voting Power of the outstanding voting securities or interests of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s Voting Power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes as determined in good faith by the Board.

(b) “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.

(c) “Cause” means the Founder’s: (i) intentional and unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) conviction of any felony under the laws of the United States or any state thereof; (iii) willful participation in a material fraud against the Company; (iv) gross negligence or willful misconduct which causes material harm to the Company; (v) intentional and material damage to the Company’s property; (vi) sustained and material failure to perform the duties customarily associated with his position with the Company that has not been cured within thirty (30) days after written notice from the Company or the Company’s Board of Directors of such failure; or (vii) material breach of any agreement with the Company that has not been cured within thirty (30) days after written notice from the Company or the Company’s Board of Directors.

(d) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designation of any series of Preferred Stock.

(e)  “Disability” means, with respect to the Founder, the inability of the Founder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and will be determined by the Company’s Board of Directors on the basis of medical evidence deemed relevant by the Board of Directors.

(f)  “Entity” means any corporation, partnership, limited liability company or other legal entity.

(g) “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

(h) “Final Conversion Date” means 5:00 p.m. in New York City, New York, on the first Trading Day after the earliest to occur of the date on which (i) the Founder and his Permitted Transferees own, in aggregate, fewer than [●] shares of Common Stock (including, for such purposes, any shares of Common Stock issuable upon conversion or exchange of any securities that, by their terms, are convertible into or exchangeable for shares of Common Stock), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock, (ii) the Founder no longer serves as the Chief Executive Officer of the Company, unless the Founder is terminated from such position by the Company without Cause, (iii) the Founder dies, or (iv) the Company’s Board of Directors determines that the Founder suffers from a Disability.

(i) “Founder” means David Hung, M.D.

(j) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company.

(k) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the Voting Power of the voting securities or interests of such Entity.

(l)  “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by the Founder to the trustee of a Permitted Trust of the Founder (including to the Founder in his capacity as the trustee of a Permitted Trust of the Founder); or

(ii) by the trustee of a Permitted Trust of the Founder to the Founder or to the trustee of any other Permitted Trust of the Founder (including to the Founder in his capacity as the trustee of such other Permitted Trust of the Founder).

(m) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(n) “Permitted Trust” means a validly created and existing trust all the beneficiaries of which are the Founder and/or Family Members of the Founder.

(o)  “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(p) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) the existence of any proxy granted prior to [●], 2020 or the amendment or expiration of any such proxy;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Founder.

(q) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(r) “Voting Power,” when determined with respect to the Class B Common Stock, means the voting power of the Class B Common Stock on the basis of one vote per share.

2. Rights Relating To Dividends, Subdivisions and Combinations.

(a) Subject to the rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b) The Company shall not declare or pay any dividend to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation including any certificate of designation with respect to any series of Preferred Stock), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, that compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

4. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to one vote for each share thereof held.

(c) Voting Generally. Except as otherwise required by applicable law or the Certificate of Incorporation, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

(d) Liquidation Event. So long as any shares of Class B Common Stock are outstanding, the Company shall not effect or approve any Liquidation Event without, in addition to any other vote required by law or the Certificate of Incorporation, the written consent or affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

5. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

6. Automatic Conversion.

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, the Company shall not issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(c) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(d)  Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. Redemption. The Common Stock is not redeemable.

8. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

2. Election.

(a) So long as any shares of Class B Common Stock are outstanding, the holders of record of the shares of Class B Common Stock, exclusively, shall be entitled to elect three (3) directors of the Company or, if applicable, such greater number of directors as may be provided by Subsection 2(b). If the holders of shares of Class B Common Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 2(a), then any directorship not so filled shall remain vacant until such time as such directorship is filled in accordance with Subsection 4(a); no such directorship may be filled by stockholders of the Company other than by the holders of record of the shares of Class B Common Stock, voting exclusively and as a separate class.

(b) At any time when any shares of Class B Common Stock are outstanding and the authorized number of directors constituting the Board of Directors is greater than seven (7), the number of directors that may be elected by the holders of record of the shares of Class B Common Stock, exclusively (the “Class B Directors”), shall be increased to the sum of three (3) and the smallest whole number that is at least 50% of the authorized number of directors in excess of seven (7). By way of example, the number of Class B Directors shall be four if the authorized number of directors is eight (8) or nine (9) and shall be five (5) if the authorized number of directors is ten (10) or eleven (11).

(c) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the holders of record of the shares of Class A Common Stock and Class B Common Stock and of any other class or series of stock entitled to vote in the election of directors, exclusively and voting together as a single class on an as-converted to Class A Common Stock basis, shall be entitled to elect all directors other than Class B Directors.

(d) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the time at which such initial classification of the Board of Directors becomes effective, the initial term of office of the Class I directors shall expire. At the second annual meeting of stockholders following the time at which such initial classification of the Board of Directors becomes effective, the initial term of office of the Class II directors shall expire. At the third annual meeting of stockholders following the time at which such initial classification of the Board of Directors becomes effective, the initial term of office of the Class III directors shall expire. At each annual meeting of stockholders following the time at which such initial classification of the Board of Directors becomes effective, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

(e) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(f) No stockholder entitled to vote at an election for directors may cumulate votes.

(g) At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority in Voting Power of the outstanding shares of the class(es) or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(h) Election of directors need not be by written ballot unless the Bylaws of the Company so provide.

3. Removal of Directors.

(a) So long as any shares of Class B Common Stock are outstanding, any or all of the Class B Directors may be removed, without cause, by, and only by, the affirmative vote of the holders of record of a majority of the shares Class B Common Stock.

(b) Except as set forth in Subsection 3(a) and subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office, but only for cause, by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote in the election of directors.

4. Vacancies.

(a)  So long as any shares of Class B Common Stock are outstanding, a vacancy in the office of any Class B Director resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of Class B Directors shall be filled by, and only by, the holders of a majority of the outstanding shares of Class B Common Stock or by any remaining Class B Director or Class B Directors, although less than a quorum. Any director elected or appointed to fill a vacancy or newly created directorship in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders to elect the class of directors to which such director is elected or appointed and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

(b) Except as provided in Subsection 4(a) and subject to any limitations imposed by applicable law and the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected or appointed to fill a vacancy or newly created directorship in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders to elect the class of directors to which such director is elected or appointed and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

5. Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal. Except as otherwise provided by the Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of the Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock), the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Company shall be reduced accordingly.

B. Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Company and no action shall be taken by the stockholders by consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the Voting Power of all of the then-outstanding shares of the capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

VI.

A. The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B. To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action  for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

VIII.

A. Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of the Certificate of Incorporation.

B. The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

C. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by the Certificate of Incorporation, (i) the affirmative vote of the holders of at least 66 2/3% of the Voting Power of all of the then-outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VII and VIII and (ii) so long as any shares of Class B Common Stock are outstanding, the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock shall be required to adopt, amend, alter, waive or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Class B Common Stock or the holders thereof in respect of such shares.

* * * *

[Signature Page Follows]

IN WITNESS WHEREOF, Panacea Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this [●] day of [●], 2020.

Panacea Acquisition Corp.

By:
[●]
[●]

Exhibit B

FORM OF PURCHASER BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

Nuvation bio inc.

(A DELAWARE CORPORATION)

AMENDED AND RESTATED BYLAWS

OF

nuvation bio inc.
(A DELAWARE CORPORATION)

ARTICLE I

Offices

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Corporate Seal

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the annual meeting of stockholders.

(e) A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii). Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

(g) For purposes of Sections 5 and 6,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;

(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or

(D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder (as defined in Section 5(e))) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6 (c).

Section 7. Notice of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify the place, if any, date, hour and in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address. If given via electronic mail, notice is given when directed to such stockholder’s electronic mail address in accordance with applicable law unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.

Section 13. Action without Meeting. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with these Bylaws, and no action shall be taken by the stockholders by consent.

Section 14. Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Section 15A. Delivery to the corporation. Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.  For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the corporation’s capital stock under the Certificate of Incorporation, these Bylaws or the DGCL, to the fullest extent permitted by law, the corporation expressly opts out of Section 116 of the DGCL.

ARTICLE IV

Directors

Section 16. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation.

Section 18. Terms of Directors. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 19. Vacancies. Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21. Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the meeting.

(e) Waiver of Notice. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24. Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(a) Fees and Compensation. Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or, if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

Officers

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

(g) Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation, shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 36. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 39(a).

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 41. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

Other Securities Of The Corporation

Section 42. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

Dividends

Section 43. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Fiscal Year

Section 45. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

Indemnification

Section 46. Indemnification of Directors, Executive Officers, Employees and Agents.

(a) Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding; provided, however, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized in the specific case by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46.

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 46) its other officers, employees and agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall, to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, pay the expenses (including attorney’s fees) incurred by a director or executive officer in defending any Proceeding in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 46 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 46 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 46 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 46 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 46.

(h) Amendments. Any repeal or modification of this Section 46 shall only be prospective and shall not affect the rights under this Section 46 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i) Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent permitted under any other applicable law.

(j) Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 46 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 46.

ARTICLE XII

Notices

Section 47. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

Amendments

Section 48. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.

ARTICLE XIV

Loans To Officers

Section 49. Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Exhibit C

Execution Version

FORM OF STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of October 20, 2020, by and between Panacea Acquisition Corp., a Delaware corporation (“Purchaser”), and the individual person or entity identified on the signature page hereto (“Securityholder”).

Recitals

WHEREAS, Purchaser, Panacea Merger Subsidiary Corp., a Delaware corporation and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger as of October 20, 2020 (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, in connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, all shares of each class and series of Company Common Stock and Company Preferred Stock (collectively, “Company Capital Stock”) and each option to purchase Company Common Stock (each, a “Company Option”) will be converted into the right to receive the consideration set forth in Section 3.1 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Agreement

Section 1. Certain Definitions

For purposes of this Support Agreement:

(a) Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

(c) “Associated Parties” shall mean (i) Securityholder’s predecessors, successors, executors, administrators, trusts, spouse, heirs and estate; (ii) Securityholder’s past, present and future assigns; (iii) each entity that Securityholder has the power to bind (by Securityholder’s acts or signature) or over which Securityholder directly or indirectly exercises control; and (iv) each entity of which Securityholder owns, directly or indirectly, at least a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(d) “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, instrumentality, department or authority, any court, tribunal, judicial authority, administrative hearing body, arbitrator, commission or other similar dispute-resolving panel or body, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(e) “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Wilmington, Delaware, New York, New York, or San Francisco, California are authorized to close for business.

(f)  “Consent” shall mean any consent, approval, authorization, permit or notice.

(g) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms or (ii) the time the Merger becomes effective (the “Effective Time”).

(h) “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, legislation, principle of common law, edict, decree, treaty, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

(i) “Liens” means, with respect to any property or asset, any mortgages, liens, pledges, charges, security interests or encumbrances of any kind in respect of such property or asset, and any conditional sale or voting agreements or proxies, including any agreements to give any of the foregoing.

(j) “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(k) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(l) “Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

(m) “Voting Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Date.

Section 2. Support

2.1 Transfer of Securities. Securityholder agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by a court Order or other Law, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber or otherwise agree to do any of the foregoing (each, a “Transfer”) with respect to any of the Subject Securities, (b) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition by Securityholder of any Subject Securities, or (d) take any action that would make any representation or warranty of Securityholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling Securityholder from performing Securityholder’s obligations hereunder; provided, that (i) if a Securityholder is an individual, Securityholder may Transfer any such Subject Securities (A) to any member of such Securityholder’s immediate family, or to a trust for the benefit of Securityholder or any member of such Securityholder’s immediate family, the sole trustees of which are Securityholder or any member of Securityholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Securityholder; or (ii) if a Securityholder is an entity, Securityholder may Transfer any Subject Securities to any partner, member, or affiliate of Securityholder; provided further, that in each case such transferee of such Subject Securities evidences in a writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Securityholder. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Support Agreement shall be void ab initio and of no force or effect.

2.2 Voting Covenant. Securityholder hereby agrees that, during the Voting Period, at any meeting of the holders of Company Capital Stock (the “Equityholders”) (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the Equityholders, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the Company Capital Stock, unless otherwise directed in writing by Purchaser, Securityholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action, proposal, agreement or transaction that, to the knowledge of Securityholder, would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than pursuant to, or in furtherance of, the Merger and the other Transactions (as defined in the Merger Agreement), including the Pre-Closing Recapitalization): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any Acquisition Proposal (as defined in the Merger Agreement), including any reorganization, recapitalization, dissolution or liquidation of the Company; (iii) any change in a majority of the board of directors of the Company; (iv) any amendment to the Company’s Governing Documents; (iv) any change in the capitalization of the Company or the Company’s corporate structure (other than as contemplated in or permitted by the Merger Agreement); and (v) any other action, proposal, agreement or transaction or proposed transaction (including any possible Acquisition Proposal) which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions;

provided, however, such Securityholder shall not vote or provide consent with respect to any of its Subject Securities that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Purchaser from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; provided, further, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to adversely affect the economic benefits that Securityholder would reasonably expect to receive pursuant to the Merger.

Notwithstanding anything to the contrary in this Section 2.2, (i) this Section 2.2 shall not apply to any proposal submitted to any of the Equityholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to Plan or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

2.3 Other Voting Agreements. During the Voting Period, Securityholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2.2.

Section 3. Binding Terms of Merger Agreement

Securityholder hereby agrees to be bound by, observe and comply with the following terms and provisions of the Merger Agreement: Article II (The Merger), Sections 3.2 (Exchange of Certificates) (including the requirement, if Securityholder holds any Certificates, to provide a Letter of Transmittal in accordance with Section 3.2(b) in order to be entitled to any portion of the Per Share Merger Consideration), 11.13 (Waiver), and 11.14 (Non-Recourse), as if Securityholder were an original signatory to the Merger Agreement with respect to such provisions; provided, however, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement shall have occurred that would reasonably be expected to adversely affect the economic benefits that Securityholder would reasonably expect to receive pursuant to the Merger.

Section 4.  Waiver of Appraisal Rights

Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that Securityholder or any other Person may have by virtue of, or with respect to, any shares of Company Capital Stock owned by Securityholder (including all rights under Section 262 of the DGCL).

Section 5. Representations and Warranties of Securityholder

Securityholder hereby represents and warrants to Purchaser as follows:

5.1 Authorization, etc. Securityholder has the power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder. This Support Agreement has been duly executed and delivered by Securityholder and constitutes a legal, valid and binding obligation of Securityholder, enforceable against Securityholder in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. To the extent that Securityholder is a natural person who is married and is a resident in a community property state, Securityholder represents and warrants that Securityholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Support Agreement and to perform Securityholder’s obligations hereunder, notwithstanding any laws related to community property. To the extent that Securityholder is not a natural person, including if Securityholder is a trust, Securityholder hereby further represents and warrants that: (i) Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) Securityholder has the power to execute, deliver and perform this Support Agreement and the undersigned has the power to execute and deliver this Support Agreement on behalf of Securityholder; (iii) Securityholder has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by Securityholder will not violate any provision of Securityholder’s Governing Documents. Securityholder has read and understood this Support Agreement, including the waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with Securityholder’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Support Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Support Agreement.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement by Securityholder does not, and the performance of this Support Agreement by Securityholder will not: (i) conflict with or violate any Law or Order applicable to Securityholder or by which Securityholder or any of Securityholder’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Company owned by Securityholder pursuant to, any Contract to which Securityholder is a party or by which Securityholder or any of Securityholder’s assets is or may be bound or affected except, in the case of clause (i) or (ii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Securityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) With the exception of any notification or approval that the Company or Securityholder is required to provide under the terms of any applicable Laws, the execution and delivery of this Support Agreement by Securityholder does not, and the performance of this Support Agreement by Securityholder will not, require any Consent of any Person.

(c) There is no Action by or before any Governmental Entity pending or, to the best of the knowledge of Securityholder, threatened against Securityholder or any of its Associated Parties that challenges or would challenge the execution and delivery of this Support Agreement or the taking of any of the actions required to be taken by Securityholder under this Support Agreement.

5.3 Title to Securities. As of the date of this Support Agreement: (a) Securityholder has good and valid title to and holds of record (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of Securityholder’s obligations pursuant to this Support Agreement) the number, class and series of shares of Company Capital Stock set forth under the headings “Class of Shares Held of Record” and “Number of Shares Held of Record” on the signature page hereof; (b) Securityholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Capital Stock set forth on the signature page hereof; (c) Securityholder has a right and an obligation to acquire (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of Securityholder’s obligations pursuant to this Support Agreement) the number, class and series of shares of Company Capital Stock, if any, set forth under the headings “Class of Shares To Be Acquired” and “Additional Number of Shares To Be Acquired” on the signature page hereof; and (d) Securityholder does not own any shares of Company Capital Stock or other securities of the Company, or any option, warrant, convertible note, outstanding agreement or other right to acquire (by purchase, conversion or otherwise) any shares of Company Capital Stock or other securities of the Company, other than as set forth on the signature page hereof (such securities set forth under the headings “Class of Shares Held of Record” and “Number of Shares Held of Record”, “Class of Shares To Be Acquired” and “Additional Number of Shares To Be Acquired”, “Company Options Held of Record” and “Number and Type of Other Rights Held of Record” and all additional securities of the Company (including any securities convertible into or exchangeable or exercisable for securities of the Company) of which Securityholder acquires ownership of record or the power to vote during the Voting Period, and all other securities issued in any distribution in respect of any of the foregoing with respect to which the Securityholder has the power to vote, the “Subject Securities”).

Section 6. Alternative Acquisition Proposals. From the date hereof until the Expiration Date, Securityholder agrees that such Person shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the Purchaser, the approval of Securityholder’s board of directors (if any) of this Agreement or (vi) resolve, propose or agree to do any of the following. In addition, Securityholder shall, and shall cause its subsidiaries (if applicable) to, and each shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Securityholder agrees that such Person shall promptly inform such Person’s Representatives of the obligations undertaken in this Section 6.

Section 7. Miscellaneous.

7.1 Termination. The obligations of Securityholder under this Support Agreement (other than the provisions of this Section 7) shall terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Closing in accordance with its terms. Nothing in this Section 7.1 shall relieve any party of liability for any willful and material breach of this Support Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Securityholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement and the Merger Agreement.

7.3 Notices. Any notice and other communications hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser, to:

Panacea Acquisition Corp.
357 Tehama Street, Floor 3
San Francisco, CA 94103
Attention: Oleg Nodelman
Email:       oleg@ecor1cap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite #1400
Palo Alto, CA 94301
Attention: Michael J. Mies
Email:      michael.mies@skadden.com

if to the Company, to:

Nuvation Bio Inc.
1500 Broadway, Suite 1401
New York, NY 10036
Attention: David Hung, M.D.
Email:       david.hung@nuvationbio.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth Guernsey
Email:     kguernsey@cooley.com

if to Securityholder, to the address or email address of such person set forth beneath the name of such Person on the applicable signature page hereto.

7.4 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Support Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

7.5 Entire Agreement. This Support Agreement, together with the Additional Agreements to which Securityholder is a party sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related to the subject matter hereof and thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any Person in entering into this Support Agreement, prior hereto or contemporaneous herewith, except those expressly stated herein or therein.

7.6 Amendment. This Support Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct.

7.7 Assignment; Binding Effect. Neither this Support Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Securityholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.8 Third-Party Beneficiaries. Neither this Support Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

7.9 Specific Performance. The parties hereto acknowledge that the rights of each party contemplated hereby are unique, recognize and affirm that in the event of a breach of this Support Agreement by any party, money damages would be inadequate and the non-breaching parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Support Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Support Agreement, at law or in equity.

7.10 Governing Law. This Support Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

7.11 Consent to Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 7.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.12 Attorneys’ Fees. If any Action, suit or other Action relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against Securityholder, the prevailing party in such Action as determined in a final, non-appealable decision by a court of competent jurisdiction, suit or other Action shall be entitled to receive the costs incurred by such party in conducting the suit, Action or proceeding, including reasonable attorneys’ fees and expenses and court costs (in addition to any other relief to which such prevailing party may be entitled).

7.13 Counterparts; Electronic Signatures. This Support Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Support Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

7.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities.

7.15 Directors and Officers. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Securityholder or by any Securityholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company. Each Securityholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Capital Stock.

7.16 Headings. The headings used in this Support Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

7.17 Extension; Waiver. At any time prior to the Closing, Purchaser (on behalf of itself and Merger Sub), on the one hand, and Securityholder, on the other hand, may, to the extent not prohibited by applicable Laws: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to the other parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Support Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.18 Independence of Obligations. The covenants and obligations of Securityholder set forth in this Support Agreement shall be construed as independent of any other Contract between Securityholder, on the one hand, and the Company or Purchaser, on the other hand. The existence of any claim or cause of action by Securityholder against the Company or Purchaser shall not constitute a defense to the enforcement of any of such covenants or obligations against Securityholder. Nothing in this Support Agreement shall limit any of the rights or remedies of Purchaser under the Merger Agreement, or any of the rights or remedies of Purchaser or any of the obligations of Securityholder under any agreement between such Person and Purchaser or any certificate or instrument executed by such Person in favor of Purchaser; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Purchaser or any of the obligations of Securityholder under this Support Agreement.

7.19 Construction of Certain Terms and References; Captions. In this Support Agreement:

(a) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Support Agreement as a whole and not to any particular provision of this Support Agreement.

(b) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all,”

(c) Unless otherwise specified, any reference to any agreement (including this Support Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(d) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(e) Captions are not a part of this Support Agreement, but are included for convenience, only.

(f) “knowledge” with respect to an entity shall mean with respect to any matter in question the actual knowledge of such entity’s executive officers after reasonable inquiry.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Panacea Acquisition Corp.

By:
Name:
Title:

Signature Page to Support Agreement

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Securityholder:

Signature

Printed Name

Address:

Email:

Class of Shares Held of Record
Number of Shares Held of Record
Class of Shares To Be Acquired
Additional Number of Shares To Be Acquired
Company Options Held of Record
Number and Type of Other Rights Held of Record

Signature Page to Support Agreement

Exhibit D

Execution Version

FORM OF SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Support Agreement”) is made and entered into as of October 20, 2020, by and between Panacea Acquisition Corp., a Delaware corporation (“Purchaser”), Nuvation Bio, Inc., a Delaware corporation (the “Company”), EcoR1 Panacea Holdings, LLC (“Sponsor”) and PA Co-Investment LLC (along with Sponsor a “Supporting Party” and, collectively, the “Supporting Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

Recitals

WHEREAS, Purchaser, Panacea Merger Subsidiary Corp., a Delaware corporation and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, the Supporting Parties are entering into this Support Agreement in order to induce the Company to enter into the Merger Agreement and cause the Merger to be consummated.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Agreement

Section 1. Certain Definitions

For purposes of this Support Agreement:

(a) Capitalized terms used but not otherwise defined in this Support Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

(c) “Associated Parties” shall mean (i) each Supporting Party’s predecessors, successors, executors, administrators, trusts, spouse, heirs and estate; (ii) each Supporting Party’s past, present and future assigns; (iii) each entity that each Supporting Party has the power to bind (by such Supporting Party’s acts or signature) or over which each Supporting Party directly or indirectly exercises control; and (iv) each entity of which each Supporting Party owns, directly or indirectly, at least a majority of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(d) “Authority” means any governmental, quasi-governmental, regulatory or administrative body, agency, instrumentality, department or authority, any court, tribunal, judicial authority, administrative hearing body, arbitrator, commission or other similar dispute-resolving panel or body, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(e) “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Wilmington, Delaware, New York, New York, or San Francisco, California are authorized to close for business.

(f) “Consent” shall mean any consent, approval, authorization, permit or notice.

(g) “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms or (ii) the time the Merger becomes effective (the “Effective Time”).

(h) “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, legislation, principle of common law, edict, decree, treaty, or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

(i) “Liens” means, with respect to any property or asset, any mortgages, liens, pledges, charges, security interests or encumbrances of any kind in respect of such property or asset, and any conditional sale or voting agreements or proxies, including any agreements to give any of the foregoing.

(j) “New Subject Securities” means, with respect to each Supporting Party, any equity securities of Purchaser that it purchases or otherwise hereafter acquires (including as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event) or with respect to which it otherwise acquires sole or shared voting power after the execution of this Support Agreement and prior to the Expiration Date.

(k) “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(l) “Permitted Transferee” shall mean any Affiliate or equityholder of such Supporting Party.

(m) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(n) “Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

(o) “Subject Securities” means, such number and type of Purchaser equity securities as are indicated next to each Supporting Party’s name on Schedule A, together with any New Subject Securities.

(p) “Voting Period” shall mean the period commencing on (and including) the date of this Support Agreement and ending on (and including) the Expiration Date.

Section 2. Support

2.1 Transfer of Securities. Each Supporting Party agrees not to, directly or indirectly, at any time during the Voting Period, other than as may be required by a court Order or other Law, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber or otherwise agree to do any of the foregoing (each, a “Transfer”) with respect to any of the Subject Securities, (b) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition by such Supporting Party of any Subject Securities, or (d) take any action that would make any representation or warranty of such Supporting Party herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Supporting Party from performing such Supporting Party’s obligations hereunder; provided, that Supporting Party may Transfer any Subject Securities to a Permitted Transferee; provided further, that such transferee of such Subject Securities evidences in a writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Supporting Party. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Support Agreement shall be void ab initio and of no force or effect.

2.2 Voting Covenant. Each Supporting Party hereby agrees that, during the Voting Period, at any meeting of the stockholders of Purchaser (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of Purchaser, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the stockholders of Purchaser, such Supporting Party shall appear at each such meeting or otherwise cause all Subject Securities beneficially owned which such Supporting Party has a right to vote or owned of record by such Supporting Party to be counted as present thereat for purposes of calculating a quorum and shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger and the approval of the Merger Agreement and the terms thereof, (ii) the proposals set forth in the Proxy Statement, (iii) each of the Purchaser Stockholder Matters; (iv) each of the other actions, including the Transactions contemplated by the Merger Agreement and (v) any action in furtherance of any of the foregoing;

(b) against any action, proposal, agreement or transaction that, to the knowledge of each Supporting Party, would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Purchaser in the Merger Agreement; and

(c) against the following actions (other than pursuant to, or in furtherance of, the Merger and the other Transactions: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Purchaser; (ii) any Acquisition Proposal, including any reorganization, recapitalization, dissolution or liquidation of Purchaser; (iii) any change in a majority of the board of directors of Purchaser; (iv) any amendment to the Purchaser’s governing documents; (v) any change in the capitalization of Purchaser or Purchaser’s corporate structure; and (vi) any other action, proposal, agreement or transaction or proposed transaction (including any possible Acquisition Proposal) which is intended, or would reasonably be expected, to (1) impede, interfere with, delay, postpone, discourage or (2) adversely affect the Merger or any of the other Transactions.

2.3 Other Voting Agreements. During the Voting Period, no Supporting Party shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with Section 2.3.

2.4 No Redemption. Each Supporting Party irrevocably and unconditionally agrees that, during the Voting Period, such Supporting Party shall not elect to cause Purchaser to redeem any Subject Securities beneficially owned or owned of record by such Supporting Party, or submit any of its Subject Securities for redemption, in connection with the transactions contemplated by the Merger Agreement or otherwise.

2.5 Waiver of Anti-dilution Protection. Each Supporting Party hereby waives, to the fullest extent permitted by law, the ability to adjust the Initial Conversion Ratio (as defined in the certificate of incorporation of the Purchaser) pursuant to Section 4.3(b)(ii) of the certificate of incorporation of the Purchaser in connection with the issuance of additional Purchaser Class A Common Stock in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Support Agreement (and any Purchaser Class A Common Stock issued in connection with the Transactions) and shall be void and of no force and effect following the Expiration Date.

Section 3. Binding Terms of Merger Agreement

Each Supporting Party hereby agrees to be bound by, observe and comply with Section 11.14 (Non-Recourse) of the Merger Agreement, as if such Supporting Party was an original signatory to the Merger Agreement with respect to such provision.

Section 4. Representations and Warranties of the Supporting Parties

Each of the Supporting Parties represents and warrants (severally and not jointly) to Parent and the Company as follows:

4.1 Authorization, etc. Such Supporting Party has the power, authority and capacity to execute and deliver this Support Agreement and to perform such Supporting Party’s obligations hereunder. This Support Agreement has been duly executed and delivered by such Supporting Party and constitutes a legal, valid and binding obligation of such Supporting Party, enforceable against such Supporting Party in accordance with its terms, subject only to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Supporting Party hereby further represents and warrants that: (i) such Supporting Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (ii) such Supporting Party has the power to execute, deliver and perform this Support Agreement and the undersigned has the power to execute and deliver this Support Agreement on behalf of such Supporting Party; (iii) such Supporting Party has taken all necessary action to authorize the execution, delivery and performance of this Support Agreement; and (iv) the execution, delivery and performance of this Support Agreement by such Supporting Party will not violate any provision of such Supporting Party’s governing documents. Such Supporting Party has read and understood this Support Agreement, including the waiver of jury trial contained herein, has consulted, or had the opportunity to consult, with such Supporting Party’s legal counsel or other advisors with respect thereto, has knowingly and voluntarily elected to sign and accept this Support Agreement, and has not relied upon any promise, statement, or representation that is not set forth explicitly herein in deciding to sign and accept this Support Agreement.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Support Agreement by such Supporting Party does not, and the performance of this Support Agreement by such Supporting Party will not: (i) conflict with or violate any Law or Order applicable to such Supporting Party or by which such Supporting Party or any of such Supporting Party’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of Purchaser owned by such Supporting Party pursuant to, any Contract to which such Supporting Party is a party or by which such Supporting Party or any of such Supporting Party’s Affiliates or assets is or may be bound or affected, except, in the case of clause (i) or (ii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Supporting Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) With the exception of any notification or approval that the Company, Purchaser or a Supporting Party is required to provide under the terms of any applicable Laws, the execution and delivery of this Support Agreement by such Supporting Party does not, and the performance of this Support Agreement by such Supporting Party will not, require any Consent of any Person.

(c) There is no Action by or before any Governmental Entity pending or, to the best of the knowledge of such Supporting Party, threatened against such Supporting Party or any of its Associated Parties that challenges or would challenge the execution and delivery of this Support Agreement or the taking of any of the actions required to be taken by such Supporting Party under this Support Agreement.

4.3 Title to Securities. As of the date of this Support Agreement: (i) such Supporting Party has good and valid title to and holds of record (free and clear of any Liens other than those arising under applicable securities laws or as would not otherwise restrict the performance of such Supporting Party’s obligations pursuant to this Support Agreement) the number, class and series of shares of Subject Securities set forth next to such Supporting Party’s name on Schedule A and (ii) such Supporting Party does not own any shares of capital stock or other securities of Parent or any option, warrant, convertible note or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than as set forth on Schedule A.

Section 5. Alternative Acquisition Proposals

From the date hereof until the Expiration Date, each Supporting Party agrees that such Person shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, support, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal; (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (v) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the Purchaser, the approval of such Supporting Party’s board of directors (if any) of this Agreement or (vi) resolve, propose or agree to do any of the following. In addition, each Supporting Party shall, and shall cause its subsidiaries (if applicable) to, and each shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person, conducted prior to or on the date of this Agreement, with respect to any Acquisition Proposal. Each Supporting Party agrees that such Person shall promptly inform such Person’s Representatives of the obligations undertaken in this Section 5.

Section 6. Miscellaneous

6.1 Termination. The obligations of each Supporting Party under this Support Agreement (other than the provisions of this Section 6) shall terminate and be of no further force or effect upon the termination of the Merger Agreement prior to the Closing in accordance with its terms. Nothing in this Section 6.1 shall relieve any party of liability for any willful and material breach of this Support Agreement.

6.2 Further Assurances. From time to time and without additional consideration, each Supporting Party shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Support Agreement and the Merger Agreement.

6.3 Notices. Any notice and other communications hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Purchaser, to:

Panacea Acquisition Corp.
357 Tehama Street, Floor 3
San Francisco, CA 94103
Attention: Oleg Nodelman
Email:       oleg@ecor1cap.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite #1400
Palo Alto, CA 94301
Attention: Michael J. Mies
Email:       michael.mies@skadden.com

if to the Company, to:

Nuvation Bio Inc.
1500 Broadway, Suite 1401
New York, NY 10036
Attention: David Hung, M.D.
Email:      david.hung@nuvationbio.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Kenneth Guernsey
Email:      kguernsey@cooley.com

if to a Supporting Party, to the address or email address of such Person set forth next to the name of such Person on Schedule A.

6.4 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Support Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

6.5 Entire Agreement. This Support Agreement, together with the Additional Agreements to which the Supporting Parties are parties sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related to the subject matter hereof and thereto (whether written or oral), all of which are merged herein. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any Person in entering into this Support Agreement, prior hereto or contemporaneous herewith, except those expressly stated herein or therein.

6.6 Amendment. This Support Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct.

6.7 Assignment; Binding Effect. Neither this Support Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Supporting Party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Support Agreement shall be binding upon each of the parties hereto, their respective heirs, estates, executors and personal representatives (if applicable) and their respective successors and assigns, and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.8 Third-Party Beneficiaries. Neither this Support Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

6.9 Specific Performance. The parties hereto acknowledge that the rights of each party contemplated hereby are unique, recognize and affirm that in the event of a breach of this Support Agreement by any party, money damages would be inadequate and the non-breaching parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Support Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Support Agreement, at law or in equity.

6.10 Governing Law. This Support Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

6.11 Consent to Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Support Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.12 Attorneys’ Fees. If any Action, suit or other Action relating to this Support Agreement or the enforcement of any provision of this Support Agreement is brought against any Supporting Party, the prevailing party in such Action, as determined in a final, non-appealable decision by a court of competent jurisdiction, suit or other Action shall be entitled to receive the costs incurred by such party in conducting the suit, Action or proceeding, including reasonable attorneys’ fees and expenses and court costs (in addition to any other relief to which such prevailing party may be entitled).

6.13 Counterparts; Electronic Signatures. This Support Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Support Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

6.14 Headings. The headings used in this Support Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.15 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities.

6.16 Directors and Officers. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Supporting Party or by any Supporting Party that is a natural person, in each case, in his or her capacity as a director or officer of Purchaser. Each Supporting Party is executing this Agreement solely in such capacity as a record or beneficial holder of Purchaser equity securities.

6.17 Extension; Waiver. At any time prior to the Closing, Purchaser (on behalf of itself and Merger Sub), the Company, and each Supporting Party, may, to the extent not prohibited by applicable Laws: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to the other parties hereto contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Support Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Support Agreement, or any power, right, privilege or remedy under this Support Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.18 Independence of Obligations. The covenants and obligations of each Supporting Party set forth in this Support Agreement shall be construed as independent of any other Contract between such Supporting Party, on the one hand, and the Company or Purchaser, on the other hand. The existence of any claim or cause of action by any Supporting Party against the Company or Purchaser shall not constitute a defense to the enforcement of any of such covenants or obligations against such Supporting Party. Nothing in this Support Agreement shall limit any of the rights or remedies of Purchaser or the Company under the Merger Agreement, or any of the rights or remedies of Purchaser or the Company or any of the obligations of any Supporting Party under any agreement between such Person and Purchaser or the Company or any certificate or instrument executed by such Person in favor of Purchaser or the Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Purchaser or the Company or any of the obligations of any Supporting Party under this Support Agreement.

6.19 Construction of Certain Terms and References; Captions. In this Support Agreement:

(a) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Support Agreement as a whole and not to any particular provision of this Support Agreement.

(b) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all,”

(c) Unless otherwise specified, any reference to any agreement (including this Support Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(d) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(e) Captions are not a part of this Support Agreement, but are included for convenience, only.

(f) “knowledge” with respect to an entity shall mean with respect to any matter in question the actual knowledge of such entity’s executive officers after reasonable inquiry.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Panacea Acquisition Corp.

By:
Name:
Title:

Signature Page to Support Agreement

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

Nuvation Bio, Inc.

By:
Name:
Title:

Signature Page to Support Agreement

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

SPONSOR:

ECO R1 PANACEA HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Support Agreement

In Witness Whereof, the parties have caused this Support Agreement to be executed as of the date first written above.

SUPPORTING PARTY:

PA Co-Investment LLC

By:
Name:
Title:

Signature Page to Support Agreement

SCHEDULE A1

Name	Notice Address	Class A Stock		Class B Stock	Warrants
EcoR1 Panacea Holdings, LLC	c/o Panacea Acquisition Corp., 357 Tehama Street, Floor 3, San Francisco, CA 94103	390,000	[2]	2,875,000	130,000	[2]
PA Co-Investment LLC	599 Lexington Avenue, 20th Floor, New York, NY 10022	97,500	[3]	718,750	32,500	[3]

1	Table excludes forward purchase securities that will only be issued, if at all, at the time of our initial business combination.
2	Class A Stock and Warrants held as part of 390,000 Units (each of which consists of one share of Class A Stock and 1/3 of one warrant).
3	Class A Stock and Warrants held as part of 97,500 Units (each of which consists of one share of Class A Stock and 1/3 of one warrant).

Exhibit E

Execution Version

FORM OF SPONSOR AND FOUNDER LOCK-UP AGREEMENT

October 20, 2020

Panacea Acquisition Corp.

357 Tehama Street

Floor 3

San Francisco, CA 94103

Re: Lock-Up Agreement for EcoR1 Panacea Holdings, LLC and PA Co-Investment LLC

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “MA”) entered into by and among Panacea Acquisition Corp., a Delaware corporation (the “Company”), Panacea Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (“Nuvation”), pursuant to which, among other things, Merger Sub will be merged with and into Nuvation on the date hereof (the “Merger”), with Nuvation surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any currently outstanding Class B Common Stock, par value $0.0001 per share, of the Company (the “Existing Class B Common Stock”) issued in connection with the public offering of the Company (or shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issuable upon conversion of the Existing Class B Common Stock) held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below.

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	Transfers of any shares of Class A Common Stock or Class B Common Stock, par value $0.001 per share of the Company with such rights and characteristics as are described in the certificate of incorporation of the Company as in effect immediately following the Merger (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) or other securities acquired as part of the PIPE (as defined in the MA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE;

(ix)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the MA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. In the event that the Company releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the closing of the Merger, then the same percentage of Lock-up Shares held by the undersigned as the percentage of Lock-up Shares (or such equivalent term as defined in such lock-up agreement) held by such released party to such party’s aggregate number of Lock-up Shares that are the subject of such waiver or release shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if the release or waiver is granted to a holder of Common Stock in connection with a follow-on public offering of Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the closing of the Merger, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Letter Agreement.

4. The Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing date of the Merger that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property, or (iii) the day after the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger.

5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. This Letter Agreement replaces Section 7(a) of that certain Letter Agreement, dated June 30, 2020, among the Company, the Sponsor, Cowen Investments and the Company’s officers and directors, which Section 7(a) shall be terminated and of no further effect with respect to Securityholder upon the Closing of the Merger, and constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period and (ii) the liquidation of the Company.

[remainder of page intentionally left blank]

Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

Agreed and Acknowledged:

Panacea Acquisition Corp

By:	/s/

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit F

Execution Version

FORM OF FPA LOCK-UP AGREEMENT

October 20, 2020

Panacea Acquisition Corp.

357 Tehama Street

Floor 3

San Francisco, CA 94103

Re: Lock-Up Agreement for Forward Purchase Agreement Purchasers

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “MA”) entered into by and among Panacea Acquisition Corp., a Delaware corporation (the “Company”), Panacea Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (“Nuvation”), pursuant to which, among other things, Merger Sub will be merged with and into Nuvation on the date hereof (the “Merger”), with Nuvation surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of (A) Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) or (B) Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) purchased by it pursuant to that certain Forward Purchase Agreement, dated June 30, 2020, between the Company, EcoR1 Panacea Holdings, LLC, EcoR1 Capital Fund, L.P., EcoR1 Capital Fund Qualified, L.P. and EcoR1 Venture Opportunity Fund, L.P. (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below.

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	Transfers of any shares of Common Stock or other securities acquired as part of the PIPE (as defined in the MA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE;

(ix)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the MA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. In the event that the Company releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the closing of the Merger, then the same percentage of Lock-up Shares held by the undersigned as the percentage of Lock-up Shares (or such equivalent term as defined in such lock-up agreement) held by such released party to such party’s aggregate number of Lock-up Shares that are the subject of such waiver or release shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if the release or waiver is granted to a holder of Common Stock in connection with a follow-on public offering of Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the closing of the Merger, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Letter Agreement.

4. The Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing date of the Merger that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property, or (iii) the day after the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger.

5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period and (ii) the liquidation of the Company.

[remainder of page intentionally left blank]

Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit G

Execution Version

October 20, 2020

Panacea Acquisition Corp.

357 Tehama Street

Floor 3

San Francisco, CA 94103

Re: Lock-Up Agreement for Company Stockholders

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “MA”) entered into by and among Panacea Acquisition Corp., a Delaware corporation (the “Company”), Panacea Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and Nuvation Bio Inc., a Delaware corporation (“Nuvation”), pursuant to which, among other things, Merger Sub will be merged with and into Nuvation on the date hereof (the “Merger”), with Nuvation surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of (A) Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) or (B) Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below.

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	Transfers of any shares of Common Stock or other securities acquired as part of the PIPE (as defined in the MA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE;

(ix)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the MA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. In the event that the Company releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the closing of the Merger, then the same percentage of Lock-up Shares held by the undersigned as the percentage of Lock-up Shares (or such equivalent term as defined in such lock-up agreement) held by such released party to such party’s aggregate number of Lock-up Shares that are the subject of such waiver or release shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if the release or waiver is granted to a holder of Common Stock in connection with a follow-on public offering of Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the closing of the Merger, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Letter Agreement.

4. The Lock-Up Period shall terminate upon the earlier of (i) 180 days after the closing date of the Merger, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing date of the Merger that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property, or (iii) the day after the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger.

5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period and (ii) the liquidation of the Company.

[remainder of page intentionally left blank]

Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Exhibit H

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

PANACEA MERGER SUBSIDIARY CORP

WITH AND INTO

NUVATION BIO INC.

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation, Nuvation Bio Inc., a Delaware corporation (“Nuvation”), does hereby certify the following information relating to the merger of Panacea Merger Subsidiary Corp (“Merger Sub”), a Delaware corporation, with and into Nuvation (the “Merger”):

FIRST: The names and states of incorporation of the constituent corporations to this Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

Nuvation Bio Inc.	Delaware

Panacea Merger Subsidiary Corp	Delaware

SECOND: An Agreement and Plan of Merger, dated as of October 20, 2020, by and among Panacea Acquisition Corp., a Delaware corporation, Merger Sub and Nuvation (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 251 and 228 of the DGCL.

THIRD: Nuvation will be the surviving corporation in the Merger. The name of the corporation surviving the Merger is “Nuvation Bio Inc.” (the “Surviving Corporation”).

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL, the amended and restated certificate of incorporation of Nuvation as in effect immediately prior to the Merger shall be amended and restated in its entirety at the effective time of the Merger as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation at the following address:

357 Tehama St

Floor 3

San Francisco, CA 94103

SIXTH: A copy of the Merger Agreement will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Nuvation Bio Inc. has caused this Certificate of Merger to be executed in its corporate name this 20th day of October 2020.

NUVATION BIO INC.

By:
Name:
Title:

Exhibit I

FORM OF NEW COMPANY CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUVATION BIO INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Nuvation Bio Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Nuvation Bio Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 20, 2018 under the name RePharmation Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Nuvation Bio Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,534,594,678 comprised of (i) 880,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 294,094,678 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (ii) 360,500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). Immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of the Company or the holders of capital stock of the Company, each share of common stock, par value $0.0001 per share, of the Company (“Pre-Exchange Stock”) issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall automatically be reclassified as and become one validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reclassification”). Certificates representing shares of Pre-Exchange Stock immediately prior to the Effective Time shall, from and after the Effective Time, no longer represent shares of Pre-Exchange Stock and shall represent only the number of shares of Class A Common Stock into which the shares of Pre-Exchange Stock previously represented by such certificate were reclassified pursuant hereto. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Pre-Exchange Stock, and all references to the Pre-Exchange Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Pre-Exchange Stock shall be deemed to be references to the Class A Common Stock or options or rights to purchase or acquire shares of Class A Common Stock, as the case may be.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. Definitions.

1.1 “Cause” means the Founder’s: (i) intentional and unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) conviction of any felony under the laws of the United States or any state thereof; (iii) willful participation in a material fraud against the Company; (iv) gross negligence or willful misconduct which causes material harm to the Company; (v) intentional and material damage to the Company’s property; (vi) sustained and material failure to perform the duties customarily associated with his position with the Company that has not been cured within thirty (30) days after written notice from the Company or the Company’s Board of Directors of such failure; or (vii) material breach of any agreement with the Company that has not been cured within thirty (30) days after written notice from the Company or the Company’s Board of Directors.

1.2 “Disability” means, with respect to the Founder, the inability of the Founder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and will be determined by the Company’s Board of Directors on the basis of medical evidence deemed relevant by the Board of Directors.

1.3 “Family Member” means, with respect to any natural person, the spouse or registered domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

1.4 “Final Conversion Date” means 5:00 p.m. in New York City, New York, on the first Trading Day after the earliest to occur of the date on which (i) the Founder and his Permitted Transferees own, in aggregate, fewer than 220,571,000 shares of Common Stock (including, for such purposes, any shares of Common Stock issuable upon conversion or exchange of any securities that, by their terms, are convertible into or exchangeable for shares of Common Stock), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock, (ii) the Founder no longer serves as the Chief Executive Officer of the Corporation, unless the Founder is terminated from such position by the Company without Cause, (iii) the Founder dies, or (iv) the Company’s Board of Directors determines that the Founder suffers from a Disability.

1.5 “Founder” means David T. Hung, M.D.

1.6 “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

1.6.1 by the Founder to the trustee of a Permitted Trust of the Founder (including to the Founder in his capacity as the trustee of a Permitted Trust of the Founder); or

1.6.2 by the trustee of a Permitted Trust of the Founder to the Founder or to the trustee of any other Permitted Trust of the Founder (including to the Founder in his capacity as the trustee of such other Permitted Trust of the Founder).

1.7 “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

1.8 “Permitted Trust” means a validly created and existing trust all the beneficiaries of which are the Founder and/or Family Members of the Founder.

1.9 “Trading Day” means any day on which both the New York Stock Exchange and The Nasdaq Stock Market are open for trading.

1.10 “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Subsection 1.9:

1.10.1 the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

1.10.2 the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

1.10.3 entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

1.10.4 the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

1.10.5 entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Deemed Liquidation Event (as defined below).

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Founder.

1.11 “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3. Voting.

3.1 Except as otherwise provided herein or required by law, the holders of the Class A Common Stock and Class B Common Stock are entitled to one vote for each share held thereof at all meetings of stockholders (and written actions in lieu of meetings).

3.2 Notwithstanding anything to the contrary contained herein, the holders of Class B Common Stock are entitled to ten votes for each share held thereof on any matter submitted to stockholders of the Corporation, whether at a meeting of stockholders or via written action in lieu of a meeting, requesting approval of any merger, consolidation or any other Deemed Liquidation Event, including, for the avoidance of doubt, any vote, consent or action related to whether an event is considered a Deemed Liquidation Event as provided in Article Fourth, Section B.2.3.

3.3 There shall be no cumulative voting. The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. In addition, prior to the date on which the first share of Class B Common Stock is issued, the Corporation shall not effect or approve any Deemed Liquidation Event (as defined below) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.

4. Optional Conversion.

4.1 Optional Conversion of the Class B Common Stock.

4.1.1 At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

4.1.2 Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

5. Automatic Conversion.

5.1 Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

5.2 Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, the Company shall not issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

5.3 Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

5.4 Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 5, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

6. Redemption. The Common Stock is not redeemable.

7. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

8. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

B. PREFERRED STOCK

360,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, without giving effect to the limitations set forth in Subsection 4.2.3, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $0.77138 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Series A Liquidation Amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock pursuant to Subsection 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Class A Common Stock and Class B Common Stock, pro rata based on the number of shares held by each such holder; provided that shares of Class A Common Stock and Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with a Deemed Liquidation Event if the only differences in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock are that any securities distributed to the holders of, or issuable upon the conversion of, a share of Class B Common Stock (i) have ten times the voting power of any securities distributed to the holders of, or issuable upon the conversion of, a share of Class A Common Stock with respect to any merger, consolidation, sale of all or substantially all of the assets, or similar transaction of the surviving or resulting corporation of such Deemed Liquidation Event and (ii) have the right to elect, exclusively and as a separate class, directors of the surviving or resulting corporation of such Deemed Liquidation Event.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series A Preferred Stock, which majority must include the Lead Investor (as defined in the Investors’ Rights Agreement, dated June 17, 2019, by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time (the “Investors’ Rights Agreement”)) so long as neither the Lead Investor nor any of its Affiliates (as defined in the Purchase Agreement (as defined below) is a Defaulting Holder (as defined below) (the “Requisite Holders”), and the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock, with substantially the same properties/rights, of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to request the non-redemption of such shares of Series A Preferred Stock, and (ii) unless the Requisite Holders request otherwise in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be mutually agreed by the Board of Directors of the Corporation, including the approval of Lead Series A Director (as defined in the Voting Agreement, dated June 17, 2019, by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time) (the “Lead Series A Director”), and the Requisite Holders. If the Requisite Holders and the Board of Directors are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be unaffiliated with each of the Corporation and the Requisite Holders and shall be reasonably acceptable to the Board of Directors and the Requisite Holders. If the Board of Directors and the Requisite Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Requisite Holders and the Board of Directors, of not more than six (6) investment banking firms of national standing in the United States, of which no more than three (3) may be named by the Board of Directors and no more than three (3) may be named by the Requisite Holders. The arbitrator may consider, within the ten (10) day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six (6). The Board of Directors and the Requisite Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the Requisite Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates. If the valuation amount is for Common Stock of the Corporation, the valuation amount shall not include a discount for minority ownership or illiquidity or a control premium.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, without giving effect to the limitations set forth in Subsection 4.2.3. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Class A Common Stock and Class B Common Stock as a single class and on an as-converted to Class A Common Stock basis, without giving effect to the limitations set forth in Subsection 4.2.3.

3.2 Election of Directors.

3.2.1 The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation and the holders of record of the shares of Class A Common Stock and Class B Common Stock, exclusively and voting together as a single class, shall be entitled to elect three (3) directors of the Corporation or, if applicable, such greater number of directors as may be provided by Subsection 3.2.2. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Class A Common Stock and Class B Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2.1, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Class A Common Stock and Class B Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Class A Common Stock and Class B Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to Class A Common Stock basis, shall be entitled to elect the balance of the total number of directors.

3.2.2 At any time when the authorized number of directors constituting the Board of Directors is greater than seven (7), the number of directors that may be elected by the holders of record of the shares of Class A Common Stock and Class B Common Stock, exclusively and voting together as a single class (the “Common Directors”), shall be increased to the sum of three (3) and the smallest whole number that is at least 50% of the authorized number of directors in excess of seven (7). By way of example, the number of Common Directors shall be four if the authorized number of directors is eight (8) or nine (9) and shall be five (5) if the authorized number of directors is ten (10) or eleven (11).

3.2.3 At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.3.2 amend, alter, waive or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or the holders thereof in respect of such shares, or effect a reclassification, reorganization or recapitalization of the outstanding equity interests in the Company;

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

3.3.4 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege;

3.3.5 purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend, or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof as approved by the Board of Directors, including the approval of at least one Series A Director;

3.3.6 create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.7 increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation; or

3.3.8 permit any direct or indirect subsidiary of the Corporation to take any of the above actions under Subsections 3.3.1 through 3.3.7.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert. Other than as indicated in Subsection 4.2 herein, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $0.77138. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.2 Special Mandatory Conversion.

4.2.1 If, at any time after June 17, 2019, a Second Tranche Closing (as defined in that certain Series A Preferred Stock Purchase Agreement, dated June 17, 2019, by and among the Company and the purchasers of Series A Preferred Stock named therein, as such agreement is amended from time to time (the “Purchase Agreement”)), occurs pursuant to Section 1.3 of the Purchase Agreement, then each share of Series A Preferred Stock held by a holder who (together with such holder’s Affiliates (as defined in the Purchase Agreement)) is required under the Purchase Agreement to purchase Second Tranche Closing Shares (as defined in the Purchase Agreement) at the Second Tranche Closing and does not purchase at the Second Tranche Closing, or within five (5) business days thereafter, at least the number of Second Tranche Closing Shares set forth opposite such holder’s name on Schedule A attached to the Purchase Agreement under the heading “Second Tranche Closing,” taking into account any Second Tranche Elective Closing Shares previously acquired by such Purchaser (a “Defaulting Holder”) or by any transferee, assignee or pledgee of any shares of Series A Preferred Stock originally purchased by such Defaulting Holder shall be automatically and without further action on the part of such holder converted into shares of Class A Common Stock at a ratio of 10 shares of Series A Preferred Stock for 1 share of Class A Common Stock (such conversion, a “Mandatory Conversion Upon Default”), effective immediately prior to the consummation of the Second Tranche Closing (the “Second Tranche Offering Date”).

4.2.2 Without limiting or delaying any Mandatory Conversion Upon Default, the Defaulting Holders holding shares of Series A Preferred Stock converted pursuant to Subsection 4.2.1 shall, if the Series A Preferred Stock is certificated, deliver to the Company at the office of the Company or any transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, if the Series A Preferred Stock is certificated, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the full number of shares of Class A Common Stock to which such holder is entitled. The person in whose name such shares of Class A Common Stock are to be issued shall be deemed to have become a stockholder of record of such shares of Class A Common Stock on the Second Tranche Offering Date unless the transfer books of the Company are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Failure by a Defaulting Holder to deliver its certificate(s) for shares of Series A Preferred Stock shall not affect the Mandatory Conversion Upon Default, and any such certificate(s) shall only represent the right to receive shares of Class A Common Stock at a ratio of 1 share of Class A Common Stock for each 10 shares of Series A Preferred Stock so converted.

4.2.3 Notwithstanding anything contained in Subsection 4.1 above to the contrary, no shares of Series A Preferred Stock shall be convertible into shares of Class A Common Stock at the election of any holder pursuant to Subsection 4.1 during the period beginning on June 17, 2019 and ending immediately following the earlier to occur of the sixth (6th) business day following the Second Tranche Closing and the Second Tranche Closing Termination Date (as defined in the Purchase Agreement); provided that, notwithstanding the foregoing, in the event of a firmly underwritten initial public offering of the Company’s securities pursuant to the Securities Act of 1933, as amended (an “IPO”), or a Deemed Liquidation Event, the Company shall provide each holder of Series A Preferred Stock written notice at least twenty (20) days’ prior to the consummation of such IPO or Deemed Liquidation Event and, upon delivery of such notice, each holder of Series A Preferred Stock shall be entitled to convert such holder’s shares of Series A Preferred Stock into shares of Class A Common Stock in accordance with Subsection 4.1 hereof. Any conversion effected or attempted to be effected in contravention of this Subsection 4.2.3 shall be null and void; provided that any such conversion or attempted conversion shall be effective if, in a resolution duly approved by the disinterested members of the Company’s Board of Directors, such conversion is approved and is designated by the disinterested members of the Company’s Board of Directors as being exempt from a Second Tranche Closing.

4.3 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors of the Corporation; provided, however, that in lieu of any fractional shares to which the holder would otherwise be entitled pursuant to Subsection 4.2 above, the Company shall pay the Original Issue Price of such fractional share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

4.4 Mechanics of Conversion.

4.4.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to Subsection 4.1, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.4.2 Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Series A Conversion Price.

4.4.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.4.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

4.4.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.5 Adjustments to Series A Conversion Price for Diluting Issues.

4.5.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock, but excluding Class B Common Stock and Options.

(d) “EIP” shall mean the Corporation’s 2019 Equity Incentive Plan, as in effect on the Original Issue Date, or any amended version of such plan or successor plan approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director.

(e) “Additional Shares of Class A Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.5.3 below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Class A Common Stock and (2) shares of Class A Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Class A Common Stock, Options or Convertible Securities issued pro rata as a dividend or distribution on Series A Preferred Stock;

(ii)	shares of Class A Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.6, 4.7, 4.8 or 4.9;

(iii)	shares of Class A Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the EIP or pursuant to any other plan, agreement or arrangement approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director;

(iv)	shares of Class A Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Class A Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director;

(vi)	shares of Class A Common Stock, Options or Convertible Securities issued to suppliers or third-party service providers as consideration in connection with the provision of goods or services (and for purposes other than equity financing) pursuant to transactions approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director;

(vii)	shares of Class A Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director;

(viii)	shares of Class A Common Stock, Options or Convertible Securities issued as consideration in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships (and for purposes other than equity financing) approved by the Board of Directors of the Corporation, including the approval of the Lead Series A Director; or

(ix)	the issuance of any Series A Preferred Stock sold pursuant to the Purchase Agreement.

4.5.2 No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Class A Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Class A Common Stock.

4.5.3 Deemed Issue of Additional Shares of Class A Common Stock.

(a) If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Class A Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Class A Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.5.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Class A Common Stock (other than deemed issuances of Additional Shares of Class A Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.5.4 (either because the consideration per share (determined pursuant to Subsection 4.5.5) of the Additional Shares of Class A Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Class A Common Stock subject thereto (determined in the manner provided in Subsection 4.5.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.5.4, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Subsection 4.5.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.5.3). If the number of shares of Class A Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Subsection 4.5.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.5.4 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Class A Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Class A Common Stock (including Additional Shares of Class A Common Stock deemed to be issued pursuant to Subsection 4.5.3), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Class A Common Stock

(b) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Class A Common Stock;

(c) “A” shall mean the number of shares of Class A Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Class A Common Stock (treating for this purpose as outstanding all shares of Class A Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Class A Common Stock that would have been issued if such Additional Shares of Class A Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Class A Common Stock issued in such transaction.

4.5.5 Determination of Consideration. For purposes of this Subsection 4.5, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Class A Common Stock shall be computed as follows:

(a)	Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Class A Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Class A Common Stock deemed to have been issued pursuant to Subsection 4.5.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Class A Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.5.4, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.6 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Class A Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Class A Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.7 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in Additional Shares of Class A Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class A Common Stock on the date of such event.

4.8 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Class A Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class A Common Stock on the date of such event.

4.9 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.10 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.11 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Class A Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Class A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Class A Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering at a price per share of at least $1.15707 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), or such lesser price as may be approved by the Requisite Holders, pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100,000,000 of proceeds, net of the underwriting discount and commissions to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market's National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors, including the approval of the Lead Series A Director or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Redemption.

6.1 General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the greater of (A) the Series A Original Issue Price per share, plus all declared but unpaid dividends thereon and (B) the Fair Market Value (determined in the manner set forth below) of a single share of Series A Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after the Third-Party Transfer Rights Expiration Date (as defined in the Investors’ Rights Agreement) from the holders of at least eighty percent (80%) of the outstanding shares of Series A Preferred Stock, which holders must include the Lead Investor so long as neither the Lead Investor nor any of its Affiliates is a Defaulting Holder, of written notice requesting redemption of all shares of Series A Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Subsection 6.1, the Fair Market Value of a single share of Series A Preferred Stock shall be the value of a single share of Series A Preferred Stock as mutually determined by (x) the holders of a majority of the outstanding shares of Series A Preferred Stock (which holders must include the Lead Investor so long as neither the Lead Investor nor any of its Affiliates is a Defaulting Holder) and (y) the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and, in the event that they are unable to reach agreement, by a third-party appraiser selected by the Board of Directors of the Corporation, including the approval of Lead Series A Director. The date of each such installment provided in the Redemption Notice (as defined below) shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Shares (as such term is defined in Subsection 6.2) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If on any Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) for holders of shares in certificated form, which the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the twentieth (20th ) day after the date of delivery of the Redemption Notice to a holder of Series A Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Series A Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on such Redemption Date or thereafter.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

6.4 Interest. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to the prime rate, from time to time in effect, as published in The Wall Street Journal, with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

6.5 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Series A Preferred Stock are entitled to elect a Series A Director, the affirmative vote of the Lead Series A Director shall be required for the authorization by the Board of Directors of any of the matters set forth in Section 5.4 of the Investors’ Rights Agreement.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [●] day of [●], 2020.

By:
President

Exhibit J

SHARE EXCHANGE AGREEMENT

by and between

NUVATION BIO INC.

and

DAVID HUNG, M.D.

Dated as of October 5, 2020

This Share Exchange Agreement (this “Agreement”) is made and entered into as of October 5, 2020 by and between Nuvation Bio Inc., a Delaware Corporation (“Nuvation Bio”), and David Hung, M.D. (the “Founder”).

RECITALS

Whereas, Panacea Acquisition Corp., a Delaware corporation (“Panacea”), Nuvation Bio, the Founder and Omega Venture Fund V, L.P. have executed a letter of intent dated September 4, 2020 (the “LOI”) describing the parties’ intent to enter into a definitive merger agreement pursuant to which Panacea will acquire all of the issued and outstanding shares of preferred and common stock and all outstanding options to acquire common stock of Nuvation Bio via a merger transaction (the “Merger”), such that, upon consummation of the Merger, Nuvation Bio will be a wholly-owned subsidiary of Panacea; and

Whereas, pursuant to the LOI, Nuvation Bio intends to effect the Company Recapitalization prior to the Closing (as such terms are defined in the LOI), pursuant to which (a) the certificate of incorporation of Nuvation Bio will be amended and restated (the “New Certificate”), among other things, (i) to provide that all shares of Nuvation Bio’s common stock the, par value $0.0001 per share (“Existing Common Stock”), will be reclassified into the same number of shares of Class A common stock, par value $0.0001 per share, having the same rights, preferences and privileges as the Existing Common Stock and (ii) to create a new class of stock called Class B Common Stock, and (b) following the filing and effectiveness of the New Certificate, the Founder will exchange 281,130,898 shares of Class A common stock (the “Founder Existing Class A Common”) and 12,963,780 shares of Series A Preferred Stock (together with the Founder Existing Class A Common, the “Founder Existing Shares”) for 294,094,678 shares of newly issued Class B common stock, par value $0.0001 per share (the “New Class B Shares”), having (i) ten votes per share on certain proposed change in control transactions, (ii) one vote per share on all other matters, and (iii) the right (voting together with the Class A Common Stock with one vote per share) to elect and remove (without cause) three directors (including the seat occupied by the Founder) plus at least 50% of any directors beyond the initial seven, on the terms and subject to the conditions set forth herein (the “Share Exchange”); and

Whereas, Nuvation Bio’s Board of Directors has unanimously (with the Founder abstaining) approved and declared advisable (i) the New Certificate, (ii) Nuvation Bio’s entry into this Agreement, and (iii) the Share Exchange.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1. The Share Exchange.

1.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, at the Share Exchange Closing (as defined below), Nuvation Bio shall issue the New Class B Shares to the Founder and, in exchange therefor, the Founder shall deliver to Nuvation Bio the Founder Existing Shares.

1.2 Share Exchange Closing. The closing of the Share Exchange (the “Share Exchange Closing”), at which Nuvation Bio will deliver to the Founder evidence of the issuance of the New Class B Shares registered in the name of the Founder and the Founder will deliver to Nuvation Bio evidence of his surrender to Nuvation Bio of the Founder Existing Shares, shall take place on such date as Nuvation Bio and the Founder may mutually select, provided that such date shall in any event be (i) following the filing and effectiveness of the New Certificate, (ii) after the satisfaction or waiver of the conditions set forth in Section 4 of this Agreement and (iii) prior to the closing of the Merger.

1.3 Stock Restriction Agreement. The Founder acknowledges that (i) certain shares of Existing Common Stock currently held by the Founder are subject to a repurchase option in favor of Nuvation Bio pursuant to that certain Stock Restriction Agreement dated June 17, 2019 between Nuvation Bio and the Founder (the “Stock Restriction Agreement”), and (ii) by the terms of the Stock Restriction Agreement, such repurchase option will continue to apply to an equal number of shares of Founder Existing Class A Common from and after the date on which the New Certificate is filed with the Delaware Secretary of State. The Founder hereby agrees that the Stock Restriction Agreement and the repurchase option set forth therein shall apply, from and after the Share Exchange Closing, to an equal number of New Class B Shares received in exchange for the Founder Existing Class A Common. The Founder intends to make a new election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the New Class B Shares.

1.4 Tax Reporting. Nuvation Bio agrees to treat and report the Share Exchange as a tax-free “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and corresponding provisions of applicable state and local law. Nuvation Bio shall not report any income to or with respect to the Founder in respect of the Share Exchange or the issuance of the New Class B Shares for tax purposes. Neither Nuvation Bio nor the Founder shall take any position inconsistent with the foregoing two sentences, including on any financial statement or tax return or in any administrative or judicial action or proceeding unless otherwise required pursuant to a determination as defined in Section 1313 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2. Representations and Warranties of Nuvation Bio. Nuvation Bio represents and warrants to the Founder as of the date hereof that:

2.1 Existence and Power. Nuvation Bio is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Nuvation Bio has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

2.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Nuvation Bio, and this Agreement is a valid and binding obligation of Nuvation Bio, enforceable against it in accordance with its terms.

2.3 Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the New Class B Shares and the compliance with the terms of this Agreement, have been duly and validly authorized by all necessary corporate consents and authorizations on the part of Nuvation Bio, and no other corporate actions on the part of Nuvation Bio are necessary to authorize the execution and delivery by Nuvation Bio of this Agreement.

2.4 Valid Issuance. Upon their issuance, the New Class B Shares will have been duly authorized by all necessary corporate action and will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be subject to any preemptive or similar rights. The voting rights provided for in the terms of the New Class B Shares as set forth in the New Certificate are validly authorized.

2.5 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by Nuvation Bio of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of law to which Nuvation Bio is subject; (ii) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any provision of the New Certificate or the bylaws of Nuvation Bio; or

(iii)       violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, the LOI.

3. Representations and Warranties of the Founder. The Founder represents and warrants to Nuvation Bio as of the date hereof that:

3.1 Authorization. The Founder has all requisite power and authority to enter into, deliver and perform his obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Founder, and this Agreement is a valid and binding obligation of the Founder, enforceable against the Founder in accordance with its terms.

3.2 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Founder of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of law to which the Founder is subject; (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, permit, license, authorization, agreement or any other instrument to which the Founder is a party or by which the Founder is bound; or (iii) result in the creation or imposition of any liens on any of the Founder Existing shares.

3.3 Title to Interests. The Founder is the sole beneficial owner of the Founder Existing Shares and has good title to the Founder Existing Shares, free and clear of any liens, other than restrictions under applicable securities laws or as set forth under the New Certificate and the Stock Restriction Agreement. The Founder is not a party to any option, warrant, purchase right or other contract or commitment that could require the Founder to sell, transfer, or otherwise dispose of any Founder Existing Shares (other than this Agreement).

3.4 Acquisition for Own Account. The Founder is acquiring the New Class B Shares for his own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”).

3.5 No Registration. (a) The Founder understands that (i) the New Class B Shares have not been registered under the Securities Act or any state securities laws, and are being issued in a transaction exempt from the registration requirements thereof and (ii) the New Class B Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

4. Conditions to Share Exchange Closing. The respective obligations of the parties hereunder to effect the Share Exchange shall be subject to the following conditions:

4.1 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Share Exchange shall be in effect.

4.2 Filing of New Certificate. The New Certificate shall have been duly approved by Nuvation Bio’s stockholders and filed with the Delaware Secretary of State.

5. Miscellaneous.

5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally, (b) when sent by facsimile (which is confirmed by a printed confirmation produced by the sending machine) or (c) when delivered when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Nuvation Bio, to:

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, NY 10036

Attention: Daniel G. Welch

with copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Kenneth L. Guernsey and

Goodwin Procter LP

100 Northern Avenue

Boston, MA 02210

United States

Attention: Joseph C. Theis, Jr.

(b)	if to the Founder, to:

David Hung, M.D.

c/o Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, NY 10036

5.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.3 Amendment and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is duly executed and delivered by Nuvation Bio and the Founder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed.

5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in New York state court located in New York City, or if such court lacks jurisdiction, any other federal or state court located in the State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed amended to achieve an effect that is as near as possible to that provided by the original provision and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected and this Agreement shall be enforceable in accordance with its terms.

5.10 Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

5.11 Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause one or more of the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NUVATION BIO INC

By:	/s/ Daniel G. Welch
Daniel G. Welch
Chair of the Board

/s/ DAVID HUNG
DAVID HUNG, M.D.